Exhibit 10.2

FIVE-YEAR

REVOLVING CREDIT AGREEMENT

Dated as of July 25, 2014

Among

ALCOA INC.,

as Borrower,

THE LENDERS AND ISSUERS NAMED HEREIN,

CITIBANK, N.A.,

as Administrative Agent,

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD,

BNP PARIBAS,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

GOLDMAN SACHS BANK USA,

MORGAN STANLEY BANK, N.A.,

ROYAL BANK OF CANADA,

and

THE ROYAL BANK OF SCOTLAND PLC,

as Co-Documentation Agents

CITIGROUP GLOBAL MARKETS INC. and J.P. MORGAN SECURITIES LLC,

as Joint Lead Arrangers and Bookrunners

i

(continued)

(continued)

(continued)

References

Exhibit A	Assignment and Assumption
Exhibit B	Administrative Questionnaire
Exhibit C	Designation of Borrowing Subsidiary
Exhibit D	Form of Accession Agreement
Exhibit E	Form of Letter of Credit Request
Exhibit F	Form of Subsidiary Guarantee
Schedule 2.01(a)	Lenders and Commitments
Schedule 2.01(b)	Issuers and L/C Commitments
Schedule 3.08	Litigation
Schedule 6.01(a)	Existing Liens

FIVE-YEAR REVOLVING CREDIT AGREEMENT dated as of July 25, 2014 (as the same may be amended, modified or supplemented from time to time, the “Agreement”), among ALCOA INC., a Pennsylvania corporation (“Alcoa”), the Lenders (such term and each other capitalized term used but not defined herein having the meaning ascribed thereto in Article I), the Issuers, CITIBANK, N.A., as Administrative Agent for the Lenders and Issuers, and JPMORGAN CHASE BANK, N.A., as Syndication Agent.

WHEREAS, Alcoa and the Borrowing Subsidiaries have requested that the Lenders and Issuers make available a revolving credit and letter of credit facility; and

WHEREAS, the proceeds of such revolving credit and letter of credit facility are to be used to provide working capital or for other general corporate purposes; and

WHEREAS, the Lenders and Issuers are willing to make available to Alcoa and the Borrowing Subsidiaries such revolving credit and letter of credit facility upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accession Agreement” shall mean an Accession Agreement substantially in the form of Exhibit D among a Prospective Lender, Alcoa and the Administrative Agent.

“Administrative Agent” shall mean Citi, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit B.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Applicable Margin” shall mean, as of any date of determination, a per annum rate equal to the rate set forth below opposite the applicable Type of Loan and the Index Debt Ratings in effect on such date set forth below; provided, that in the event the Index Debt Ratings fall within different categories, the Applicable Margin shall be based on the category corresponding to the higher of such Index Debt Ratings, unless such Index Debt Ratings differ by two or more categories, in which case the spreads shall be based upon the category one level below the category corresponding to the higher of such Index Debt Ratings:

	Category 1	Category 2	Category 3	Category 4	Category 5	Category 6
	Index Debt Ratings of at least A- by S&P and/or A3 by Moody’s	Index Debt Ratings less than Category 1, but at least BBB+ by S&P and/or Baa1 by Moody’s	Index Debt Ratings less than Category 2, but at least BBB by S&P and/or Baa2 by Moody’s.	Index Debt Ratings less than Category 3, but at least BBB- by S&P and/or Baa3 by Moody’s.	Index Debt Ratings less than Category 4, but at least BB+ by S&P and/or Ba1 by Moody’s.	Index Debt Ratings equal to or lower than BB by S&P and/or Ba2 by Moody’s.
Applicable Margin for LIBOR Loans	0.90%	1.10%	1.30%	1.50%	1.70%	1.90%
Applicable Margin for Base Rate Loans	0.00%	0.10%	0.30%	0.50%	0.70%	0.90%

“Applicable Facility Fee Rate” shall mean, as of any date of determination, a per annum rate equal to the rate set forth below opposite the Index Debt Ratings in effect on such date set forth below; provided, that in the event the Index Debt Ratings fall within different categories, the Applicable Facility Fee Rate shall be based on the category corresponding to the higher of such Index Debt Ratings, unless such Index Debt Ratings differ by two or more categories, in which case the fee shall be based upon the category one level below the category corresponding to the higher of such Index Debt Ratings:

	Category 1	Category 2	Category 3	Category 4	Category 5	Category 6
	Index Debt Ratings of at least A- by S&P and/or A3 by Moody’s	Index Debt Ratings less than Category 1, but at least BBB+ by S&P and/or Baa1 by Moody’s	Index Debt Ratings less than Category 2, but at least BBB by S&P and/or Baa2 by Moody’s.	Index Debt Ratings less than Category 3, but at least BBB- by S&P and/or Baa3 by Moody’s.	Index Debt Ratings less than Category 4, but at least BB+ by S&P and/or Ba1 by Moody’s.	Index Debt Ratings equal to or lower than BB by S&P and/or Ba2 by Moody’s.
Applicable Facility Fee Rate	0.10%	0.15%	0.20%	0.25%	0.30%	0.35%

“Approved Electronic Platform” shall have the meaning assigned to such term in Section 9.03(b).

“Approved Fund” shall have the meaning assigned to such term in Section 10.04(b).

“Arrangers” shall mean Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, in their capacities as joint lead arrangers and bookrunners.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Available Credit” shall mean, at any time, (a) the then effective Commitments minus (b) the aggregate Revolving Credit Outstandings at such time.

“Base Rate” shall mean, for any period, the rate determined by the Administrative Agent as the fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the highest of the following:

(a) the rate of interest announced publicly by Citi in New York, New York, from time to time, as Citi’s base rate for loans denominated in Dollars;

(b) 0.5% per annum plus the Federal Funds Rate; and

(c) the LIBO Rate for a one-month Interest Period commencing on such day plus 1.0%.

“Base Rate Borrowing” shall mean a Borrowing comprised of Base Rate Loans.

“Base Rate Loan” shall mean any Loan bearing interest at a rate determined by reference to the Base Rate in accordance with the provisions of Article II.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrowers” shall mean Alcoa and the Borrowing Subsidiaries.

“Borrowing” shall mean any group of Loans of a single Type made by the Lenders on a single date and as to which a single Interest Period is in effect.

“Borrowing Subsidiary” shall mean, at any time, each wholly-owned Subsidiary of Alcoa that has been designated by Alcoa as a Borrower hereunder and that has undertaken the obligations of a Borrowing Subsidiary pursuant to Section 10.04(f).

“Borrowing Subsidiaries Obligations” shall mean the Obligations of all of the Borrowing Subsidiaries.

“Bridge Loan Agreement” means that certain 364-Day Bridge Term Loan Agreement entered, or to be entered, into among Alcoa, as borrower, the lenders party thereto from time to time and Morgan Stanley Senior Funding, Inc. (“MSSF”), as administrative agent, as contemplated by that certain commitment letter dated as of June 25, 2014 between Alcoa and MSSF.

“Business Day” shall mean a day of the year on which banks are not required or authorized to close in New York City and if the applicable Business Day relates to notices, determinations, fundings and payments in connection with (a) the LIBO Rate or any LIBOR Loan, a day on which deposits in Dollars are also carried on in the London interbank market and (b) a Borrowing denominated in Euros, such day that is also a Target Date.

“Citi” shall mean Citibank, N.A.

“CLO” shall have the meaning assigned to such term in Section 10.04(b).

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

“Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Loans and acquire interests in Letters of Credit as set forth in this Agreement in the aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01(a) or in any Assignment and Assumption or Accession Agreement pursuant to which such Lender first becomes a Lender hereunder, as the same may be terminated or reduced from time to time pursuant to Section 2.10 or Section 10.04(h), increased from time to time pursuant to Section 2.20 or extended pursuant to Section 2.21. As of the date hereof, the aggregate amount of Commitments is $4,000,000,000.

“Consolidated Net Tangible Assets” shall mean at any time, the aggregate amount of assets (less applicable reserves and other properly deductible items) of Alcoa and its consolidated Subsidiaries adjusted for inventories on the basis of cost (before application of the “last-in first-out” method of determining cost) or current market value, whichever is lower, and deducting therefrom (a) all current liabilities of such corporation and its consolidated Subsidiaries except for (i) notes and loans payable (including commercial paper), (ii) current maturities of long-term debt and (iii) current maturities of obligations under capital leases and (b) all goodwill, trade names, patents, unamortized debt discount and expenses of such corporation and its consolidated Subsidiaries (to the extent included in said aggregate amount of assets) and other like intangibles, all as set forth in the most recent consolidated balance sheet of Alcoa and its consolidated Subsidiaries, delivered to the Administrative Agent pursuant to Section 5.01, computed and consolidated in accordance with GAAP.

“Consolidated Net Worth” shall mean at any time, the consolidated net worth of Alcoa and its consolidated Subsidiaries at such time (including minority interests), computed and consolidated in accordance with GAAP.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of Voting Stock, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” means, at any time, subject to Section 2.23, (i) any Lender that has failed for two or more Business Days to comply with its obligations under this Agreement to make a Loan, make a payment to the Issuer in respect of a Letter of Credit or make any other payment due hereunder (each a “funding obligation”), unless such Lender has notified the Administrative Agent and Alcoa in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing) or is the subject of a specifically identified good faith dispute, (ii) any Lender that has notified the Administrative Agent, Alcoa or the Issuer in writing, or has stated publicly, that it does not intend to comply with its such funding obligations hereunder, unless such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (iii) any Lender that has defaulted on its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement, (iv) any Lender that has, for three or more Business Days after written request of the Administrative Agent or Alcoa, failed to confirm in writing to the Administrative Agent or Alcoa that it will comply with its prospective funding obligations hereunder (provided, that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Administrative Agent’s or Alcoa’s receipt of such written confirmation), or (v) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company (provided, in each case, that neither the reallocation of funding obligations provided for in Section 2.23 as a result of a Lender being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender). Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.23) upon notification of such determination by the Administrative Agent to Alcoa, the Issuer and the Lenders.

“Designation Date” shall have the meaning assigned to such term in Section 10.04(f).

“Designation of Borrowing Subsidiary” shall mean a Designation of Borrowing Subsidiary executed by Alcoa and a wholly-owned Subsidiary thereof in substantially the form of Exhibit C.

“Determination Date” means, with respect to any Letter of Credit, (i) the most recent date upon which one of the following shall have occurred: (x) the date of issuance of such Letter of Credit, (y) the date on which any Issuer was or is, as applicable, required to deliver a notice of non-renewal with respect to such Letter of Credit, and (z) the first Business Day of each month, commencing on the first Business Day following the issuance of such Letter of Credit; and (ii) such other date determined by the Administrative Agent in its sole discretion.

“Documentary Letter of Credit” shall mean any Letter of Credit that is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by Alcoa or any of its Subsidiaries in the ordinary course of its business.

“Dollar Equivalent” means (i) with respect to all matters other than the Letters of Credit, (x) with respect to any amount denominated in Dollars, such amount and (y) with respect to any amount denominated in Euro, the amount converted in Dollars using the 12:00 p.m. New York City OANDA rate for Euro on such day or, if such day is not a Business Day, on the immediately preceding Business Day and (ii) with respect to the Letters of Credit issued (x) in Dollars, such amount on any Determination Date and (y) in Euro, the amount converted into Dollars using the 12:00 p.m. New York City OANDA rate for Euro on such Determination Date or, if such day is not a Business Day, on the immediately preceding Business Day.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Effective Date” shall mean the date of this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is a member of a group of which any Borrower is a member and which is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (i) any Reportable Event; (ii) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (iii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iv) the filing pursuant to Section 412(d) of the Code or Section 302(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (v) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of any Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (vi) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vii) the receipt by any Borrower or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (viii) the occurrence of a “prohibited transaction” with respect to which any Borrower or any of its subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which any Borrower or any such subsidiary could otherwise be liable; (ix) any other similar event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrowers and (x) any Foreign Benefit Event.

“Euro” shall mean the single currency of participating member states of the European Union.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Exchange Act Reports” shall mean the Annual Report of Alcoa on Form 10-K for the year ended December 31, 2013, the Quarterly Reports of Alcoa on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014, and all current reports of Alcoa on Form 8-K dated January 1, 2014 to the Effective Date, filed by Alcoa with the SEC pursuant to the Securities Exchange Act of 1934; provided, however, that for the purpose of satisfaction of the condition set forth in Section 2.21(b)(B) with respect to the First Extension or the Second Extension only, “Exchange Act Reports” shall mean Alcoa’s Annual Report on Form 10-K for the fiscal year of Alcoa most recently ended prior to the delivery of the Extension Request with respect to the First Extension or the Second Extension, as applicable (the “Applicable Fiscal Year”), the Quarterly Reports of Alcoa on Form 10-Q for each of the quarters ended after the Applicable Fiscal Year and prior to the applicable Extended Maturity Effective Date and all current reports of Alcoa on Forms 8-K filed after the Applicable Fiscal Year and prior to the applicable Extended Maturity Effective Date.

“Excluded Taxes” shall mean (i) any Taxes based upon, or measured by, any Lender’s, any Issuer’s, any Transferee’s or the Administrative Agent’s net income, net receipts, net profits, net worth or capital (including franchise or similar Taxes imposed in lieu of such Taxes), but only to the extent such Taxes are imposed by a taxing authority (a) in a jurisdiction (or political subdivision thereof) under the laws of which such Lender, Issuer, Transferee or the Administrative Agent is organized or incorporated, (b) in a jurisdiction (or political subdivision thereof) in which such Lender, Issuer, Transferee or the Administrative Agent does business, or (c) in a jurisdiction (or political subdivision thereof) in which such Lender, Issuer, Transferee or the Administrative Agent maintains a lending office (or branch), (ii) any franchise Taxes, branch Taxes or branch profits Taxes imposed by the United States or any similar Taxes imposed by any jurisdiction (or political subdivision thereof) described in clause (i)

or in which any Borrower is located, (iii) with regard to any Lender, Issuer or Transferee, any withholding Tax that is (a) imposed on amounts payable to such Lender, Issuer or Transferee because such Lender, Issuer or Transferee designates a new lending office, except to the extent that such Lender, Issuer or Transferee was entitled, at the time of designation of a new lending office (or assignment), to receive such additional amounts from any Borrower pursuant to Section 2.18(a), or (b) attributable to such Lender’s, Issuer’s or Transferee’s failure to comply with Section 2.18(g), (h) or (i), as applicable, (iv) any Tax that is found in a final, non-appealable judgment by a court of competent jurisdiction to have been imposed solely as a result of any Lender’s, Issuer’s, Transferee’s or the Administrative Agent’s gross negligence or willful misconduct and (v) any withholding Taxes imposed under FATCA.

“Existing Five-Year Credit Agreement” shall mean the Five-Year Revolving Credit Agreement dated as of July 25, 2011, among Alcoa, the lenders named therein, Citibank, N.A., as administrative agent, and the other parties thereto (as the same may be further amended, supplemented, restated or otherwise modified from time to time).

“Extended Maturity Effective Date” shall have the meaning assigned to such term in Section 2.21(b).

“Extension Request” shall have the meaning assigned to such term in Section 2.21(a).

“Facility” shall mean the Commitments and the provisions herein related to the Loans and Letters of Credit.

“Facility Fee” shall have the meaning assigned to such term in Section 2.06(a).

“FATCA” shall mean Sections 1471 through 1474 of the Code (or any amended or successor provision of the Code that is substantively comparable and not materially more onerous to comply with); any applicable intergovernmental agreement entered into in respect thereof; any current or future regulations, administrative guidance or official interpretations thereof; and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Financial Officer” of any corporation shall mean the chief financial officer, principal accounting officer, treasurer or controller of such corporation.

“First Extended Maturity Date” shall mean July 25, 2020.

“First Extension” shall have the meaning assigned to such term in Section 2.21(a).

“Foreign Benefit Event” shall mean (a) with respect to any Foreign Pension Plan, (i) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (ii) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (iii) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee to administer any such Foreign Pension Plan, or to the insolvency of any such Foreign Pension Plan and (iv) the incurrence of any liability of the Borrowers under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein and (b) with respect to any Foreign Plan, (i) the occurrence of any transaction that is prohibited under any applicable law and could result in the incurrence of any liability by the Borrowers, or the imposition on the Borrowers of any fine, excise tax or penalty resulting from any noncompliance with any applicable law and (ii) any other event or condition that could reasonably be expected to result in liability of any of the Borrowers.

“Foreign Pension Plan” shall mean any benefit plan which under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Plan” shall mean any plan or arrangement established or maintained outside the United States for the benefit of present or former employees of any of the Borrowers.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” shall mean any nation, sovereign or government, any state, province or other political subdivision thereof and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank or stock exchange.

“Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing any Indebtedness of any other person, whether directly or indirectly, and including any obligation of such person, direct or indirect, to purchase or pay such Indebtedness or to purchase any security for the payment of such Indebtedness; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

“IFRS” means the International Financial Reporting Standards set by the International Accounting Standards Board (or the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or the SEC, as the case may be) or any successor thereto, as in effect from time to time.

“Indebtedness” of any person at any time shall mean, without duplication, (a) all obligations for money borrowed or raised, all obligations (other than accounts payable and other similar items arising in the ordinary course of business) for the deferred payment of the purchase price of property, and all capital lease obligations which, in each case, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of the balance sheet of such person and (b) all Guarantees of such person.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to it in Section 10.05(c).

“Index Debt” shall mean the senior, unsecured, non-credit enhanced, long–term Indebtedness for borrowed money of Alcoa.

“Index Debt Ratings” shall mean, as of any date, the most recently announced rating for any Index Debt by S&P or by Moody’s. For purposes of the foregoing, (a) if neither Moody’s nor S&P shall have in effect a rating for any Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then all such rating agencies shall be deemed to have established ratings for such Index Debt in Category 6; (b) if only one of Moody’s and S&P shall have in effect a rating for any Index Debt, then the Applicable Margin and the Applicable Facility Fee Rate shall be determined on the basis of such single Index Debt Ratings; (c) if the Index Debt Ratings established or deemed to have been established by Moody’s or S&P for any Index Debt shall fall within different categories, the Applicable Margin and the Applicable Facility Fee Rate shall be based on the category corresponding to the higher of such Index Debt Ratings, unless such ratings differ by two or more categories, in which case the Applicable Margin and the Applicable Facility Fee Rate will be based upon the category one level below the category corresponding to the higher of such Index Debt Ratings; and (d) if any rating for any Index Debt established or deemed to have been established by Moody’s or S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Margin and the Applicable Facility Fee Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, Alcoa and the Lenders shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system or the non-availability of ratings from such rating agency, and pending the effectiveness of any such amendment, the ratings of such rating agency most recently in effect prior to such change or cessation shall be employed in determining the Applicable Margin and the Applicable Facility Fee Rate.

“Initial Scheduled Maturity Date” shall mean July 25, 2019.

“Interest Election Request” has the meaning specified in Section 2.04(a).

“Interest Payment Date” shall mean, with respect to any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing, and, in addition, the effective date of any continuation of such Borrowing in its existing Type or conversion of such Borrowing to a Borrowing of a different Type, and the Maturity Date.

“Interest Period” shall mean (a) as to any LIBOR Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower to which such Loan is made may elect; provided, however, that the Borrowers may not elect any Interest Period that ends after the Maturity Date, and (b) as to any Base Rate Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the earliest of (i) the next succeeding March 31, June 30, September 30 or December 31, (ii) the Maturity Date and (iii) the date such Borrowing is prepaid in accordance with Section 2.11; provided, however, that in each case of clauses (a) and (b) above, if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a LIBOR Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.

“Issue” shall mean, with respect to any Letter of Credit, to issue, extend the expiry of, renew or increase the maximum face amount (including by deleting or reducing any scheduled decrease in such maximum face amount) of, such Letter of Credit. The terms “Issued” and “Issuance” shall have a corresponding meaning.

“Issuer” shall mean each Lender or Affiliate of a Lender that (a) is listed on the signature pages hereof as an “Issuer” or (b) is designated by Alcoa and hereafter becomes an Issuer with the approval of the Administrative Agent by agreeing pursuant to an agreement with and in form and substance satisfactory to the Administrative Agent and Alcoa to be bound by the terms hereof applicable to Issuers.

“L/C Commitment” shall mean, with respect to each Issuer, the commitment of such Issuer to Issue Letters of Credit as set forth in this Agreement in the aggregate face amount not to exceed the amount set forth opposite such Issuer’s name on Schedule 2.01(b) or in the agreement by which such Issuer agrees to become an Issuer hereunder and to be bound by the terms hereof applicable to Issuers.

“Lenders” shall mean (a) the financial institutions or other entities listed on Schedule 2.01(a) (other than any such financial institution or other entity that has ceased to be a party hereto pursuant to an Assignment and Assumption or otherwise) and (b) any financial institution or other entity that has become a party hereto pursuant to an Assignment and Assumption or an Accession Agreement, in each case that (i) has a Commitment, (ii) holds a Loan or (iii) participates in any Letter of Credit.

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) a Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment. Notwithstanding anything to the contrary above, a Lender will not be a Defaulting Lender solely by virtue of the ownership or acquisition of any stock in such Lender or its Parent Company by any Governmental Authority.

“Letter of Credit” shall mean any letter of credit Issued pursuant to Section 2.22.

“Letter of Credit Obligations” shall mean, at any time, the Dollar Equivalent of the aggregate of all liabilities at such time of the Borrowers to all Issuers with respect to Letters of Credit, whether or not any such liability is contingent, including, without duplication, the sum of (a) the Reimbursement Obligations at such time and (b) the Letter of Credit Undrawn Amounts at such time.

“Letter of Credit Reimbursement Agreement” has the meaning specified in Section 2.22(a)(vi).

“Letter of Credit Request” has the meaning specified in Section 2.22(c).

“Letter of Credit Sublimit” shall mean $1,000,000,000.

“Letter of Credit Undrawn Amounts” shall mean, at any time, the aggregate undrawn face amount of all Letters of Credit outstanding at such time.

“LIBO Rate” shall mean, with respect to any LIBOR Borrowing for any Interest Period, an interest rate (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the offered rate for deposits in either Dollars or Euros for a period equal to the Interest Period for such LIBOR Borrowing that appears on the Reuters LIBOR01 Page (or any page that can reasonably be considered a replacement page) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. The Administrative Agent shall determine the LIBO Rate and such determination shall be conclusive absent manifest error.

“LIBOR Borrowing” shall mean a Borrowing comprised of LIBOR Loans.

“LIBOR Loan” shall mean any Loan during any period in which it bears interest based on the LIBO Rate in accordance with the provisions of Article II.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean, collectively, this Agreement, the Notes (if any), each Letter of Credit Reimbursement Agreement, each Designation of Borrowing Subsidiary, each Subsidiary Guarantee (if any) and each certificate, agreement or document executed by Alcoa or any other Borrower and delivered to the Administrative Agent or any Lender or Issuer in connection with or pursuant to any of the foregoing.

“Loans” shall mean the loans made by the Lenders pursuant to this Agreement. Each Loan shall be a LIBOR Loan or a Base Rate Loan.

“Material Adverse Effect” shall mean a materially adverse effect on the business, assets, operations or financial condition of Alcoa and its Subsidiaries, taken as a whole, or a material impairment of the ability of Alcoa to perform any of its obligations under this Agreement.

“Maturity Date” shall mean the earlier of (a) (i) the Initial Scheduled Maturity Date, if Alcoa does not request a First Extension, (ii) with respect to any Commitment, Loan or other right or obligation of any Lender that did not consent to the First Extension or the Second Extension, the Initial Scheduled Maturity Date, (iii) with respect to any Commitment, Loan or other right or obligation hereunder of any Lender or Issuer that has consented to the First Extension, but did not consent to the Second Extension, if each of the conditions set forth in Section 2.21(b) with respect to the First Extension shall have been satisfied, the First Extended Maturity Date or (iv) with respect to any Commitment, Loan or other right or obligation hereunder of any Lender or Issuer that has consented to the Second Extension, if each of the conditions set forth in Section 2.21(b) with respect to the Second Extension shall have been satisfied, the Second Extended Maturity Date and (b) the date on which the Obligations become due and payable pursuant to Article VII.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Borrower or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Note” shall have the meaning given such term in Section 2.05(e).

“Obligations” shall mean, collectively, the Loans, the Letter of Credit Obligations and all other amounts, obligations, covenants and duties owing by the Borrowers to the Administrative Agent, any Lender, any Issuer, or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a Letter of Credit or payment of any draft drawn or other payment thereunder, loan, guaranty, indemnification or otherwise), present or future, arising under this Agreement or any other Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all Letters of Credit and other fees, interest, charges, expenses, attorneys’ fees and disbursements, and other sums chargeable to the Borrowers under this Agreement or any other Loan Document and all obligations of the Borrowers under any Loan Document to provide cash collateral for any Letter of Credit Obligation.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any person owning, beneficially or of record, directly or indirectly, a majority of the stock of such Lender.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“person” shall mean any natural person, corporation organization, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

“Plan” shall mean any pension plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code which is maintained for employees of any Borrower or any ERISA Affiliate.

“Prospective Lender” shall have the meaning assigned to such term in Section 2.20.

“Ratable Portion” or “ratably” shall mean, for any Lender, the percentage obtained by dividing (i) the amount of the Commitment of such Lender by (ii) the sum of the aggregate outstanding amount of the Commitments of all Lenders (or, at any time on or after the expiry date of any Revolving Credit Period, the percentage obtained by dividing the principal amount of such Lender’s Revolving Credit Outstandings by the aggregate principal amount of all Revolving Credit Outstandings).

“Register” shall have the meaning given such term in Section 2.05(b).

“Regulation U” shall mean Regulation U of the Board or any Governmental Authority succeeding to its functions, as in effect from time to time.

“Reimbursement Date” has the meaning specified in Section 2.22(h).

“Reimbursement Obligations” shall mean, as and when matured, the obligation of any Borrower to pay, on the date payment is made or scheduled to be made to the beneficiary under each such Letter of Credit (or at such other date as may be specified in the applicable Letter of Credit Reimbursement Agreement) and in the currency drawn (or in such other currency as may be specified in the applicable Letter of Credit Reimbursement Agreement), all amounts of each draft and other requests for payments drawn under Letters of Credit, and all other matured reimbursement or repayment obligations of any Borrower to any Issuer with respect to amounts drawn under Letters of Credit.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Reportable Event” shall mean any reportable event as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” shall mean, collectively, (a) on and after the Effective Date and prior to the expiry date of any Revolving Credit Period, Lenders having more than fifty percent (50%) of the sum of (x) the aggregate principal amount of all Revolving Credit Outstandings and (y) the aggregate amount of the unused Commitments and (b) on and after the expiry date of any Revolving Credit Period, Lenders having more than fifty percent (50%) of the sum of the aggregate principal amount of all Revolving Credit Outstandings. A Defaulting Lender shall not be included in the calculation of “Required Lenders.”

“Responsible Officer” of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.

“Restricted Subsidiary” shall mean any consolidated Subsidiary of Alcoa which owns any manufacturing plant or manufacturing facility located in the United States, except any such plant or facility which, in the opinion of the Board of Directors of Alcoa, is not of material importance to the business of Alcoa and its Restricted Subsidiaries, taken as a whole, excluding any such Subsidiary which (a) is principally engaged in leasing or financing receivables, (b) is principally engaged in financing Alcoa’s operations outside the United States or (c) principally serves as a partner in a partnership.

“Revolving Credit Outstandings” shall mean, at any particular time, the sum of (a) the principal amount of the Loans outstanding at such time and (b) the Letter of Credit Obligations outstanding at such time.

“Revolving Credit Period” means, with respect to each Lender and Issuer, the period from and including the Effective Date to, but excluding, the applicable Maturity Date (or in the case of any Issuance of any Letter of Credit, 5 Business Days prior to the applicable Maturity Date) or any earlier date on which the Commitments shall be terminated.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw Hill Financial Inc.

“Sanctioned Country” shall have the meaning assigned to such term in Section 3.19(a).

“Sanctioned Person” shall have the meaning assigned to such term in Section 3.19(a).

“Sanctions” means sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” shall mean the Securities and Exchange Commission (or any successor agency).

“Second Extended Maturity date” shall mean July 25, 2021.

“Second Extension” shall have the meaning assigned to such term in Section 2.21(a).

“Standby Letter of Credit” shall mean any Letter of Credit that is not a Documentary Letter of Credit.

“Subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the Voting Stock or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.

“Subsidiary Guarantee” shall mean a Subsidiary Guarantee executed by a Borrowing Subsidiary in substantially the form of Exhibit F.

“Syndication Agent” shall mean JPMorgan Chase Bank, N.A.

“Target Date” shall mean a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (TARGET) is operating.

“Taxes” shall mean any and all present or future taxes, levies, imposts, deductions, charges or withholdings of a similar nature, and including, (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, mineral severance, excise, stamp, windfall profits, transfer and gains taxes, (ii) customs, duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto.

“Total Commitment” shall mean, at any time, the aggregate amount of the Commitments, as in effect at such time.

“Transferee” shall mean any transferee or assignee of any Lender, including a participation holder.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, “Rate” shall mean the LIBO Rate and the Base Rate.

“Voting Stock” with respect to the stock of any person means stock of any class or classes (however designated) having ordinary voting power for the election of the directors of such person, other than stock having such power only by reason of the occurrence of a contingency.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Terms Generally; Accounting Principles. (a) The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. The terms “Lender”, “Issuer”, and “Administration Agent” include their respective successors.

(b) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that, if Alcoa notifies the Administrative Agent that it requests an amendment to any provision hereof to eliminate the effect of any change in GAAP on the operation of such provision (or if the Administrative Agent notifies Alcoa that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP (provided such change in GAAP occurs after the date hereof), then such provision shall be interpreted on the basis of GAAP in effect immediately before such change became effective until such notice shall have been withdrawn or such provision amended in accordance herewith. If at any time the SEC permits or requires United States reporting companies to use IFRS in lieu of GAAP for reporting purposes, Alcoa may notify the Administrative Agent that it has elected to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean IFRS as in effect from time to time; provided that, to the extent that such election would affect any financial ratio set forth in this Agreement or requirements set forth in Section 5.01, (i) Alcoa shall provide to the Administrative Agent financial statements and other documents reasonably requested by the Administrative Agent or any Lender setting forth a reconciliation with respect to such ratio or requirement made before and after giving effect to such election and (ii) if Alcoa, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Required Lenders and Alcoa shall negotiate in good faith to amend such ratio to preserve the original intent thereof in light of such change.

SECTION 1.03. Conversion of Foreign Currencies.

(a) Dollar Equivalents. The Administrative Agent shall determine or redetermine the Dollar Equivalent of any amount as required hereby in its own discretion or upon the request of any Lender or Issuer, and a determination or redetermination thereof by the Administrative Agent shall be conclusive absent manifest error. The Administrative Agent may, but shall not be obligated to, rely on any determination made by any Borrower in any document delivered to the Administrative Agent.

(b) Rounding-Off. The Administrative Agent may set up appropriate rounding off mechanisms or otherwise round-off amounts hereunder to the nearest higher or lower amount in whole Dollars or cents to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars or in whole cents, as may be necessary or appropriate.

ARTICLE II

THE CREDITS

SECTION 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make revolving credit Loans in Dollars or Euros to Alcoa and the Borrowing Subsidiaries during the Revolving Credit Period applicable to such Lender in accordance with the terms hereof; provided, however, that (i) after giving effect to any Loan, the aggregate principal amount of the outstanding Loans shall not exceed the Total Commitment, (ii) at all times the aggregate principal amount of all outstanding Loans made by each Lender shall equal its Ratable Portion of the aggregate principal amount of all outstanding Loans and (iii) at no time shall any Lender be obligated to make a Loan in excess of such Lender’s Ratable Portion of the Available Credit. The Commitment of each Lender is set forth on Schedule 2.01(a) to this Agreement or in any applicable Assignment and Assumption or Accession Agreement. Such Commitment may be terminated or reduced from time to time pursuant to Section 2.10, Section 2.23(d) or Section 10.04(h), increased pursuant to Section 2.20 and terminated pursuant to Article VII. Within the limits set forth in this Section 2.01, the Borrowers may borrow, pay or prepay Loans and reborrow at any time during the Revolving Credit Period, subject to the terms, conditions and limitations set forth herein.

SECTION 2.02. Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). The Loans comprising each Borrowing shall be in an aggregate principal amount which is an integral multiple of the Dollar Equivalent of $1,000,000 and not less than the Dollar Equivalent of $50,000,000 (or an aggregate principal amount equal to the remaining balance of the applicable Commitments, as the case may be).

(b) Each Borrowing shall be comprised entirely of LIBOR Loans or Base Rate Loans, as the applicable Borrower may request pursuant to Section 2.03. Each Lender may at its option fulfill its Commitment with respect to any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, however, that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that no Borrower shall be entitled to request any Borrowing which, if made, would result in an aggregate of more than five separate LIBOR Loans in each currency (Dollars or Euros) of any Lender being made to the Borrowers and outstanding under this Agreement at any one time. For purposes of the foregoing, Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans.

(c) Each Lender shall make each Loan that is (A) a Base Rate Loan or (B) a LIBOR Loan, to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the Administrative Agent in New York, New York, not later than 1:00 p.m., New York City time, and the Administrative Agent shall by 3:00 p.m., New York City time, credit the amounts so received to the general deposit account of the Borrower to which such Loan is to be made with The Bank of New York Mellon, or such other account as such Borrower may designate in a written notice to the Administrative Agent, or, if such Loans are not made on such date because any condition precedent to a Borrowing herein specified shall not have been met, return the amounts so received to the respective Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with this paragraph (c) and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the applicable Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of such Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(d) The occurrence of any Lender becoming a Defaulting Lender shall not relieve any other Lender of its obligation to make a Loan or payment on such date but no such other Lender shall be responsible for the failure of any Defaulting Lender to make a Loan or payment required under this Agreement.

(e) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Notice of Borrowings. In order to request a Borrowing, a Borrower shall give written or telecopy notice (or telephone notice promptly confirmed in writing or by telecopy) (a) in the case of a Base Rate Borrowing, to the Administrative Agent not later than 12:00 noon, New York City time, on the Business Day of such proposed Borrowing, (b) in the case of a LIBOR Borrowing denominated in Dollars, to the Administrative Agent not later than 10:00 a.m., New York City time, three Business Days before such proposed Borrowing or (c) in the case of a LIBOR Borrowing denominated in Euro, to the Administrative Agent not later than 10:00 a.m., New York City time, four Business Days before such proposed Borrowing. Such notice shall be irrevocable and shall in each case refer to this Agreement, identify the applicable Borrower and specify (i) whether such Borrowing is to be denominated in Dollars or Euros; (ii) in the case of a Borrowing denominated in Dollars, whether such Borrowing is to be a LIBOR Borrowing or a Base Rate Borrowing; (iii) the date of such Borrowing (which shall be a Business Day) and the amount thereof; and (iv) if such Borrowing is to be a LIBOR Borrowing, the Interest Period with respect thereto. In the case of a Borrowing denominated in Dollars, if no election as to the Type of Borrowing is specified in any such notice, then such requested Borrowing shall be a Base Rate Borrowing. If no Interest Period with respect to any LIBOR Borrowing is specified in any such notice, then the Borrower giving the notice of Borrowing shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.03 and of each Lender’s portion of the requested Borrowing.

SECTION 2.04. Interest Elections. (a) Subject to the terms and conditions set forth in this Agreement, (a) at the option of the applicable Borrower, each Borrowing denominated in Dollars initially shall be of the Type specified in the applicable Borrowing request, (b) each Borrowing denominated in Euros shall be a LIBOR Borrowing, and (c) each LIBOR Borrowing shall have an initial Interest Period as specified in the Borrowing request with respect to such Borrowing. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing in its existing Type and, in the case of a LIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section. In the case of any Borrowing denominated in Dollars, the applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing (each an “Interest Election Request”).

(b) To make an Interest Election Request, the applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by the applicable Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Sections 2.02 and 2.03:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a LIBOR Borrowing; and

(iv) if the resulting Borrowing is a LIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBOR Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the applicable Borrower, then, so long as such Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a LIBOR Borrowing and (ii) unless repaid, each LIBOR Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.05. Repayment of Loans; Evidence of Debt. (a) The outstanding principal balance of each Loan shall be payable on the applicable Maturity Date.

(b) The Administrative Agent, acting as agent of the Borrowers solely for this purpose and for tax purposes, shall establish and maintain at one of its offices a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the Administrative Agent’s, each Lender’s and each Issuer’s interest in each Loan, each Letter of Credit and each Reimbursement Obligation, and in the right to receive any payments hereunder and any assignment of any such interest or rights. In addition, the Administrative Agent, acting as agent of the Borrowers solely for this purpose and for tax purposes, shall establish and maintain accounts in the Register in accordance with its usual practice in which it shall record (i) the names and addresses of the Lenders and the Issuers, (ii) the Commitments of each Lender from time to time, (iii) the amount of each Loan made and, if a LIBOR Loan, the Interest Period applicable thereto, (iv) the amount of any principal or interest due and payable, and paid, by the Borrowers to, or for the account of, each Lender hereunder, (v) the amount that is due and payable, and paid, by each Borrower to, or for the account of, each Issuer, including the amount of Letter Credit Obligations (specifying the amount of any Reimbursement Obligations) due and payable to an Issuer, and (vi) the amount of any sum received by the Administrative Agent hereunder from the Borrowers, whether such sum constitutes principal or interest (and the type of Loan to which it applies), fees, expenses or other amounts due under the Loan Documents and each Lender’s and Issuer’s, as the case may be, share thereof, if applicable.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Loans (including the Notes evidencing such Loans) and the Reimbursement Obligations are registered obligations and the right, title, and interest of the Lenders and the Issuers and their assignees in and to such Loans or Reimbursement Obligations, as the case may be, shall be transferable only upon notation of such transfer in the Register. A Note shall only evidence the Lender’s or a registered assignee’s right, title and interest in and to the related Loan, and in no event is any such Note to be considered a bearer instrument or obligation. This Section 2.05 and Section 10.04 shall be construed so that the Loans and Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (or any successor provisions of the Code or such regulations).

(d) The entries made in the Register and in the accounts therein maintained pursuant to clauses (b) and (c) above shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with their terms. In addition, the Borrowers, the Administrative Agent, the Lenders and the Issuers shall treat each person whose name is recorded in the Register as a Lender or as an Issuer, as applicable, for all purposes of this Agreement. Information contained in the Register with respect to any Lender or Issuer shall be available for inspection by the Borrowers, the Administrative Agent, such Lender or such Issuer at any reasonable time and from time to time upon reasonable prior notice.

(e) Notwithstanding any other provision of this Agreement, in the event any Lender shall request a promissory note evidencing the Loans made by it hereunder (each a “Note”) to Alcoa or any Borrowing Subsidiary, Alcoa or such Borrowing Subsidiary shall deliver such a Note, satisfactory to the Administrative Agent, payable to such Lender or its order, and, subject to Section 2.05(c), the interests represented by such Note shall at all times (including after any assignment of all or part of such interests pursuant to Section 10.04) be represented by one or more promissory notes payable to the payee named therein or its order.

SECTION 2.06. Fees. (a) Alcoa agrees to pay, or cause any other Borrower to pay, in immediately available Dollars for the account of the Lenders as set forth below in this Section 2.06, a facility fee (collectively, the “Facility Fee”) at a rate per annum equal to the Applicable Facility Fee Rate on (i) the aggregate amount of such Lender’s Commitment (whether used or unused), for the period from and including the Effective Date to but excluding the earlier of the date such Commitment is terminated and the applicable Maturity Date and (ii) after the termination of such Commitment, on the aggregate amount of such Lender’s outstanding Revolving Credit Outstandings. Accrued Facility Fees shall be payable in arrears (A) on the last Business Day of each calendar quarter, commencing on the first such Business Day following the Effective Date, for the account of each Lender, (B) on the Initial Scheduled Maturity Date, (x) if Alcoa shall not have requested a First Extension, for the account of each Lender or (y) if Alcoa shall have requested a First Extension, for the account of each Lender that shall not have consented to such First Extension, (C) the First Extended Maturity Date, (x) if Alcoa shall not have requested a Second Extension, for the account of each Lender, or (y) if Alcoa shall have requested a Second Extension, for the account of each Lender that shall not have consented to such Second Extension, (D) the Second Extended Maturity Date, if applicable, for the account of each Lender and (E) the date on which the Commitments shall be terminated in whole (or, in the case of Letters of Credit, fully cash collateralized in accordance with the last paragraph of Article VII), for the account of each Lender; provided, however, that if any Revolving Credit Outstandings shall be outstanding after the date on which the Commitments have been terminated in whole, then such Facility Fee shall be payable on demand. All Facility Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(b) Letter of Credit Fees. Alcoa agrees to pay, or cause any other Borrower to pay, the following amounts with respect to Letters of Credit issued by any Issuer:

(i) to the Administrative Agent for the account of each Issuer of a Letter of Credit, with respect to each Letter of Credit issued by such Issuer, an issuance fee equal to 0.125% per annum of the Dollar Equivalent of the maximum undrawn face amount of such Letter of Credit, payable in arrears on (A) the last Business Day of each calendar quarter, commencing on the first such Business Day following the issuance of such Letter of Credit, (B) the Initial Scheduled Maturity Date, (C) the First Extended Maturity Date, if applicable, (D) the Second Extended Maturity Date, if applicable, and (E) the Maturity Date;

(ii) to the Administrative Agent for the ratable benefit of the Lenders, with respect to each Letter of Credit, a fee accruing in Dollars at a rate per annum equal to the Applicable Margin for Loans that are LIBOR Loans on the Dollar Equivalent of the maximum undrawn face amount of such Letter of Credit, payable in arrears on (A) the last Business Day of each calendar quarter, commencing on the first such Business Day following the issuance of such Letter of Credit, (B) the Initial Scheduled Maturity Date, (C) the First Extended Maturity Date, if applicable, (D) the Second Extended Maturity Date, if applicable, and (E) the Maturity Date; and

(iii) to the Issuer of any Letter of Credit, with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with such Issuer’s standard schedule for such charges in effect at the time of issuance, amendment, transfer or drawing, as the case may be.

(iv) All fees payable under this Section 2.06(b) shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(c) Alcoa agrees to pay, or cause any other Borrower to pay, to the Administrative Agent and the Arrangers, for their respective accounts, the fees payable in the amounts and at the times separately agreed upon among Alcoa, such Borrowers, the Administrative Agent and the Arrangers.

(d) All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent, for distribution, if and as appropriate, among the Lenders. Once paid, the fees shall not be refundable except in the case of an error which results in the payment of fees in excess of those due and payable as of such date, in which case the Administrative Agent shall cause a refund in the amount of such excess to be paid to Alcoa.

(e) Defaulting Lender Fees. Notwithstanding anything herein to the contrary, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees relating to such Defaulting Lender’s unused Commitments accruing during such period pursuant to clauses (a) and (b) above (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees); provided, that (i) to the extent that a Ratable Portion of the Letter of Credit Obligations of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.23(a), such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Commitments, (ii) to the extent that all or any portion of such Letter of Credit Obligations cannot be so reallocated or is not cash collateralized pursuant to Section 2.23(b), such fees will instead accrue for the benefit of and be payable to the relevant Issuer and the pro rata payment provisions of Section 2.15 will automatically be deemed adjusted to reflect the provisions of this 2.06(e)), and (iii) in no event shall the Borrowers be required to pay any Facility Fee that otherwise would have been required to have been paid to any Lender during such period such Lender is a Defaulting Lender.

SECTION 2.07. Interest on Loans. (a) Subject to the provisions of Section 2.08, the unpaid principal amount of the Loans comprising each Base Rate Borrowing shall bear interest for each day (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Base Rate is determined by reference to clause (a) of the definition of Base Rate and over a year of 360 days at all other times) at a rate per annum equal to the Base Rate from time to time in effect during the Interest Period for such Borrowing plus the Applicable Margin.

(b) Subject to the provisions of Section 2.08, the unpaid principal amount of the Loans comprising each LIBOR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. The applicable LIBO Rate or Base Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.08. Default Interest. If any Borrower shall default in the payment of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount becoming due hereunder, by acceleration or otherwise, such Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum equal to (a) in the case of overdue principal of any Loan, the rate otherwise applicable to such Loan as provided in Section 2.07 plus 2% per annum, or (b) in the case of any other amount, the rate applicable to Base Rate Borrowings plus 2% per annum.

SECTION 2.09. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a LIBOR Loan, the Administrative Agent shall have determined in good faith that Dollar or Euro deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market or other market in which Lenders ordinarily raise Dollars or Euros, as applicable, to fund Loans of the requested Type, or that the rates at which such Dollar or Euro, as applicable, deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its LIBOR Loan during such Interest Period, or that reasonable means do not exist for ascertaining the LIBO Rate, then the Administrative Agent shall, as soon as practicable thereafter, give written or telecopy notice of such determination to the relevant Borrower and the Lenders. In the event of any such determination, any request made by a Borrower after the date of such notice for a LIBOR Borrowing pursuant to Section 2.03 or 2.04 shall, until the Administrative Agent shall have advised Alcoa and the Lenders that the circumstances giving rise to such notice no longer exist, be deemed to be a request for a Base Rate Borrowing. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

SECTION 2.10. Termination and Reduction of Commitments. (a) The Commitment of each Lender and the L/C Commitment of each Issuer shall terminate on the applicable Maturity Date.

(b) Upon at least ten (10) Business Days’ prior irrevocable, written or telecopy notice (which notice may be conditioned upon the closing of any financing arrangement obtained to refinance or replace the Facility) to the Administrative Agent, Alcoa may at any time during the Revolving Credit Period in whole permanently terminate, or from time to time in part permanently reduce, the Total Commitment; provided, however, that (i) each partial reduction shall be in an integral multiple of the Dollar Equivalent of $5,000,000 and in a minimum principal amount of the Dollar Equivalent of $50,000,000 and (ii) the Total Commitment shall not be reduced to an amount that is less than the aggregate principal amount of the Revolving Credit Outstandings (after giving effect to any simultaneous prepayment pursuant to Section 2.11).

(c) Except for terminations of Commitment pursuant to Section 2.23(d) and Section 10.04(h), each reduction in Commitments hereunder shall be made ratably among the Lenders in accordance with each such Lender’s Ratable Portion of the Total Commitment. Alcoa shall pay, or cause any other Borrower to pay, to the Administrative Agent for the account of the applicable Lenders, on the date of each such termination or reduction pursuant to this Section 2.10, the Facility Fee on the amount of the Commitments so terminated or reduced accrued to the date of such termination or reduction.

SECTION 2.11. Prepayment. (a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Administrative Agent; provided, however, that each partial prepayment shall be in an amount which is an integral multiple of the Dollar Equivalent of $5,000,000 and not less than the Dollar Equivalent of $50,000,000.

(b) On the date of any termination or reduction of any Commitment pursuant to Section 2.10 and on each Extended Maturity Effective date, the Borrowers shall pay or prepay so much of the Loans (or cash collateralize Letters of Credit in accordance with the last paragraph of Article VII), as shall be necessary in order that, after giving effect to such reduction, termination or extension, the aggregate principal amount of the Revolving Credit Outstandings shall not exceed the Total Commitment.

(c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Loan (or portion thereof) to be prepaid, shall be irrevocable (but may be conditioned upon the closing of any financing arrangement obtained to refinance or replace the Facility) and shall commit the applicable Borrower to prepay the Loan to which such notice relates by the amount stated therein on the date stated therein. All prepayments under this Section 2.11 shall be subject to Section 2.14 but otherwise without premium or penalty. All prepayments under this Section 2.11 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

(d) If at any time, the aggregate principal amount of Revolving Credit Outstandings exceeds the aggregate Commitments at such time, the Borrowers shall forthwith prepay the Loans then outstanding in an amount equal to such excess. If any such excess remains after repayment in full of the aggregate outstanding Loans, the Borrowers shall provide cash collateral for the Letter of Credit Obligations in accordance with the last paragraph of Article VII in an amount equal to 105% of such excess.

SECTION 2.12. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision herein other than Section 2.14(c) and with respect to Taxes (which shall be governed solely and exclusively by Section 2.18), if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender that makes a LIBOR Loan or shall impose on such Lender or the London interbank market or other market in which Lenders ordinarily raise Dollars or Euros, as applicable, to fund Loans of the requested Type any other condition affecting this Agreement or LIBOR Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of funding, making or maintaining any LIBOR Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), by an amount reasonably determined by such Lender to be material, then Alcoa will pay or cause the other Borrowers to pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided, that such Lender shall be generally seeking, or intending generally to seek, comparable compensation from similarly situated borrowers under similar credit facilities (to the extent such Lender has the right under such similar credit facilities to do so) in similar circumstances.

(b) If any Lender reasonably determines that the introduction of any law regarding capital adequacy or liquidity or any change therein or in the interpretation thereof, or compliance by such Lender therewith, has the effect of reducing the rate of return on the capital of such Lender or any Parent Company of such Lender by an amount reasonably determined by such Lender or such Parent Company as a consequence of such Lender’s obligations hereunder (taking into consideration such Lender’s policies and the policies of such Parent Company with respect to capital adequacy and/or liquidity and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), Alcoa shall pay or cause the other Borrowers to pay to such Lender such additional amount or amounts as will compensate such Lender or such Parent Company for such reduction; provided, that (x) such Lender shall be generally seeking, or intending generally to seek, comparable compensation from similarly situated borrowers under similar credit facilities (to the extent such Lender has the right under such similar credit facilities to do so) with respect to such change in or in the interpretation in any law regarding capital requirements and (y) such additional amounts shall not be duplicative of any amounts to the extent otherwise paid by Alcoa or the other Borrowers, as the case may be, under any other provision of this Agreement; provided, further that, this Section 2.12 shall be deemed to apply to all requests, rules, guidelines or directives concerning capital adequacy or liquidity issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives concerning capital adequacy or liquidity promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, regardless of the date adopted, issued, promulgated or implemented.

(c) A certificate of each Lender setting forth such amount or amounts as shall be necessary to compensate such Lender or its Parent Company as specified in paragraph (a) or (b) above, as the case may be, together with a statement of reasons for such demand and showing the calculation for such amounts shall be delivered to Alcoa and shall be conclusive absent manifest error; provided, that such certificate states that such Lender is treating substantially all similarly situated borrowers in a manner that is consistent with the treatment afforded the Borrowers hereunder. Alcoa shall pay or cause to be paid to each Lender the amount shown as due on any such certificate delivered by it within ten (10) days after its receipt of the same.

(d) Except as provided in this paragraph, failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender’s right to demand compensation with respect to such period or any other period. The protection of this Section 2.12 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed. No Lender shall be entitled to compensation under this Section 2.12 for any costs incurred or reductions suffered with respect to any date unless it shall have notified Alcoa that it will demand compensation for such costs or reductions under paragraph (c) above not more than 60 days after the later of (i) such date and (ii) the date on which it shall have or reasonably should have become aware of such costs or reductions; provided that if the applicable change or introduction with respect to the relevant law or regulation giving rise to such costs or reductions is retroactive, then the 60 day period referred to above shall be extended to include the period of retroactive effect thereof. In the event a Borrower shall reimburse any Lender pursuant to this Section 2.12 for any cost and the Lender shall subsequently receive a refund in respect thereof, the Lender shall so notify such Borrower and shall pay to such Borrower the portion of such refund which it shall determine in good faith to be allocable to the cost so reimbursed.

SECTION 2.13. Change in Legality. (a) Notwithstanding any other provision herein other than Section 2.14(c), if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any LIBOR Loan or to give effect to its obligations as contemplated hereby with respect to any LIBOR Loan, then, by written or telecopy notice to Alcoa and the Administrative Agent, such Lender may:

(i) declare that LIBOR Loans will not thereafter be made by such Lender hereunder, whereupon any request by a Borrower for a LIBOR Borrowing shall, as to such Lender only, be deemed a request for a Base Rate Loan unless such declaration shall be subsequently withdrawn; and

(ii) require that all outstanding LIBOR Loans made by it be converted to Base Rate Loans, in which event all such LIBOR Loans shall automatically be so converted as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the LIBOR Loans that would have been made by such Lender or the converted LIBOR Loans of such Lender shall instead be applied to repay the Loans made by such Lender in lieu of, or resulting from the conversion of, such LIBOR Loans.

(b) For purposes of this Section 2.13, a notice by any Lender shall be effective as to each LIBOR Loan, if lawful, on the last day of the Interest Period applicable to such LIBOR Loan; in all other cases such notice shall be effective on the date of receipt.

SECTION 2.14. Indemnity. Alcoa shall indemnify or cause the other Borrowers to indemnify each Lender against any loss or expense (excluding loss of anticipated profits) which such Lender may sustain or incur as a consequence of (a) any failure to fulfill on the date of any Borrowing hereunder the applicable conditions set forth in Article IV, (b) any failure by a Borrower to borrow any LIBOR Loan hereunder after irrevocable notice of such Borrowing has been given pursuant to Section 2.03, (c) any payment or prepayment of a LIBOR Loan required by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period applicable thereto, other than any loss of profit resulting from any event, circumstance or condition set forth in Section 2.12 or 2.13, (d) any default in payment or prepayment of the principal amount of any LIBOR Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity, acceleration, irrevocable notice of prepayment or otherwise), (e) the occurrence of any Event of Default or (f) the assignment of a LIBOR Loan other than on the last day of the Interest Period applicable thereto as the result of a request by a Borrower pursuant to Section 2.19, including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a LIBOR Loan. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid, prepaid or not borrowed (assumed to be the LIBO Rate applicable thereto) for the period from the date of such payment, prepayment or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid or not borrowed for such period or Interest Period, as the case may be. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section together with a statement of reasons for such demand and the calculation of such amount or amounts shall be delivered to Alcoa and shall be conclusive absent manifest error.

SECTION 2.15. Pro Rata Treatment. Except as required under Section 2.13 or as provided under Section 2.06(e), each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Facility Fee and each conversion or continuation of any Borrowing with a Borrowing of any Type, shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing, computed in accordance with Schedule 2.01(a), to the next higher or lower whole of the Dollar Equivalent amount. All payments of fees (other than the Facility Fee) and all other payments in respect of any other Obligation shall be allocated among such of the Lenders and Issuers as are entitled thereto and, for such payments allocated to the Lenders, in proportion to their respective Ratable Portions.

SECTION 2.16. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against any Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans or any Letter of Credit Obligation as a result of which the unpaid principal portion of its Revolving Credit Outstandings shall be proportionately less than the unpaid principal portion of the Revolving Credit Outstandings of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Revolving Credit Outstandings of such other Lender, so that the aggregate unpaid principal amount of the Revolving Credit Outstandings and participations in Revolving Credit Outstandings held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Revolving Credit Outstandings then outstanding as the principal amount of its Revolving Credit Outstandings prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Revolving Credit Outstandings outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. Alcoa and each other Borrower expressly consent to the foregoing arrangements and agree that any Lender holding a participation in any of the Revolving Credit Outstandings deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by Alcoa or such other Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan or otherwise extended credit directly to Alcoa or such Borrower in the amount of such participation.

SECTION 2.17. Payments. (a) Each payment or prepayment by any Borrower of the principal of or interest on any Loans, any fees payable to the Administrative Agent or the Lenders or any other amounts due hereunder (other than amounts referred to in clause (b) below) shall be made, without setoff or counterclaim, not later than 12:00 (noon), New York City time, on the date when due, in the currency specified herein (or, if no such currency is specified, in Dollars) to the Administrative Agent at its offices at 1615 Brett Road, Building #3, New Castle, Delaware, 19720, in immediately available funds.

(b) Whenever any payment (including principal of or interest on any Borrowing or any fees or other amounts) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, except as provided in the definition of Interest Period, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, if applicable.

(c) Each payment by any Borrower of any Loan, Reimbursement Obligation (including interest or fees in respect thereof) and each reimbursement of various costs, expenses or other Obligation shall be made in the currency in which such Loan was made, such Letter of Credit issued or such cost, expense or other Obligation was incurred; provided, however, that the Letter of Credit Reimbursement Agreement for a Letter of Credit may specify another currency for the Reimbursement Obligation in respect of such Letter of Credit.

SECTION 2.18. Taxes. (a) Any and all payments by or on behalf of a Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes. If any Borrower shall be required by law to deduct any Indemnified Taxes or Other Taxes from or in respect of any sum payable hereunder to the Lenders or the Issuers (or any Transferee) or the Administrative Agent,

(i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.18) such Lender or Issuer (or Transferee) or the Administrative Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law; provided, however, that no Transferee of any Lender shall be entitled to receive any greater payment under this Section 2.18 than such Lender would have been entitled to receive immediately before assignment, participation or other transfer with respect to the rights assigned, participated or transferred unless such assignment, participation or transfer shall have been made (A) prior to the occurrence of an event (including any change in treaty, law or regulation) giving rise to such greater payment or (B) at the request of Alcoa.

(b) In addition, each Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (herein referred to as “Other Taxes”).

(c) Each Borrower will indemnify each Lender and each Issuer (or Transferee) and the Administrative Agent for the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.18(c)) paid by such Lender or Issuer (or Transferee) or the Administrative Agent, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Such indemnification shall be made within 30 days after the date any Lender or Issuer (or Transferee) or the Administrative Agent, as the case may be, makes written demand therefor, together with a statement of reasons for such demand and the calculations of such amount. Such calculations, if made in good faith, absent manifest error, shall be final and conclusive on all parties.

(d) Within 30 days after the date of any payment of Taxes or Other Taxes withheld by any Borrower in respect of any payment to any Lender or Issuer (or Transferee) or the Administrative Agent, such Borrower will furnish to the Administrative Agent, at its address referred to in Section 10.01, the original or a certified copy of a receipt evidencing payment thereof (or other evidence satisfactory to the Administrative Agent).

(e) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.18 shall survive the payment in full of the principal of and interest on all Loans made hereunder.

(f) Each Lender and each Issuer (or Transferee) represents to Alcoa that, on the date such Lender (or such Transferee) becomes a party to this Agreement, it is eligible to receive payments of interest hereunder from Alcoa or any Borrowing Subsidiary without withholding in respect of United States Federal withholding tax (except, in the case of a Transferee of any Lender, as a result of the occurrence of an event (including a change in treaty, law or regulation) after the date of this Agreement giving rise to withholding to which such Lender would be subject).

(g) Each Lender and each Issuer (or Transferee), other than a Transferee described in the exception in Section 2.18(f), that is not a “United States person,” within the meaning of Section 7701(a)(30) of the Code, shall, on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such Transferee becomes a participation holder hereunder), deliver to Alcoa and the Administrative Agent such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form W-8BEN, Form W-8BEN-E, Form W-8ECI, or any other applicable certificate or statement of exemption, properly completed and duly executed by such Lender or Issuer (or Transferee) establishing that payment made to such Lender or Issuer (or Transferee) is (i) not subject to United States Federal withholding tax under the Code because such payments are effectively connected with the conduct by such Lender or Issuer (or Transferee) of a trade or business in the United States, (ii) totally exempt from United States Federal withholding tax under a provision of an applicable tax treaty, or (iii) eligible for the benefits of the exemption for portfolio interest under Section 881(c) of the Code, in which case such Lender or Issuer (or Transferee) shall also deliver a certificate to the effect that such Lender or Issuer is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code. In addition, each such Lender or Issuer (or such Transferee) shall, if legally able to do so, thereafter deliver such certificates, documents or other evidence from time to time establishing that payments received hereunder are not subject to, or subject to a reduced rate of, such withholding upon receipt of a written request therefor from Alcoa or the Administrative Agent or within 30 days of any certificate or statement of exemption previously provided becoming incorrect. Unless Alcoa and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to, or subject to a reduced rate of, United States Federal withholding tax, Alcoa or the Administrative Agent shall withhold such taxes from such payments at the applicable statutory rate.

(h) Each Lender and each Issuer (or Transferee) that is a “United States person,” shall, on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such Transferee becomes a participation holder hereunder), deliver to Alcoa and the Administrative Agent such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form W-9 or any other applicable certificate or statement of exemption properly completed and duly executed by such Lender or Issuer (or Transferee) establishing that payment made to such Lender or Issuer (or Transferee) is not subject to United States Federal backup withholding tax under the Code. In addition, each such Lender or Issuer (or such Transferee) shall, if legally able to do so, thereafter deliver such certificates, documents or other evidence from time to time establishing that payments received hereunder are not subject to such withholding upon receipt of a written request therefor from Alcoa or the Administrative Agent. Unless Alcoa and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to United States Federal backup withholding tax, Alcoa or the Administrative Agent shall withhold such taxes from such payments at the applicable statutory rate.

(i) Each Lender or Issuer (or Transferee) that is entitled to any exemption or reduction of non-U.S. withholding tax with respect to any payment under this Agreement shall, on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such Transferee becomes a participation holder hereunder), deliver to Alcoa and the Administrative Agent such certificates, documents or other evidence, as required by law, or as may reasonably be requested by Alcoa, establishing that such payment is not subject to, or is subject to a reduced rate of, withholding. In addition, each such Lender or Issuer (or such Transferee) shall, if legally able to do so, thereafter deliver such certificates, documents or other evidence from time to time establishing that payments received hereunder are not subject to such withholding upon receipt of a written request therefor from Alcoa or the Administrative Agent.

(j) None of the Borrowers shall be required to pay any additional amounts to any Lender or Issuer (or Transferee) in respect of any withholding tax pursuant to paragraph (a) above to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such Lender or Issuer (or Transferee) to deliver the certificates, documents or other evidence required to be delivered under the preceding paragraph (g), (h) or (i) unless such failure is attributable to (i) a change in applicable law, regulation or official interpretation thereof or (ii) an amendment or modification to or a revocation of any applicable tax treaty or a change in official position regarding the application or interpretation thereof, in each case on or after the date such Lender or Issuer (or Transferee) became a party to this Agreement.

(k) Any Lender or Issuer (or Transferee) claiming any additional amounts payable pursuant to this Section 2.18 shall use reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to, at the expense of the Borrowers, file any certificate or document reasonably requested in writing by the relevant Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue and would not, in the sole determination of such Lender or Issuer (or Transferee), be otherwise disadvantageous to such Lender or Issuer (or Transferee).

(l) If any Lender or Issuer (or Transferee) or the Administrative Agent receives a refund in respect of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Borrower pursuant to this Section 2.18, it shall promptly repay such refund to such Borrower (to the extent of amounts that have been paid by such Borrower under this Section 2.18 with respect to such refund), net of all out-of-pocket expenses (including Taxes imposed with respect to such refund) of such Lender or Issuer (or Transferee) or the Administrative Agent and without interest (other than interest paid by the relevant taxing authority with respect to such refund); provided, however, that such Borrower, upon the request of such Lender or Issuer (or Transferee) or the Administrative Agent, agrees to return such refund (plus penalties, interest or other charges) to such Lender or Issuer (or Transferee) or the Administrative Agent in the event such Lender or Issuer (or Transferee) or the Administrative Agent is required to repay such refund. Nothing in this Section 2.18 shall obligate any Lender or Issuer (or Transferee) or the Administrative Agent to apply for any such refund.

(m) Nothing contained in this Section 2.18 shall require any Lender or Issuer (or Transferee) or the Administrative Agent to make available any of its tax returns (or any other information relating to its Taxes which it deems to be confidential).

(n) No Borrower shall be required to reimburse any Lender or Issuer (or Transferee) or the Administrative Agent with respect to any Indemnified Taxes or Other Taxes unless such Lender, Issuer, Transferee or the Administrative Agent notifies such Borrower of the amount of such Indemnified Taxes or Other Taxes on or before the second anniversary of the date such Lender, Issuer, Transferee or the Administrative Agent pays such Indemnified Taxes or Other Taxes.

SECTION 2.19. Assignment of Loans and Commitments Under Certain Circumstances. In the event that (i) any Lender shall have delivered a notice or certificate pursuant to Section 2.12 or 2.13, (ii) a Borrower shall be required to make additional payments to any Lender under Section 2.18 or (iii) any Lender becomes a Defaulting Lender, Alcoa shall have the right, at its own expense, upon notice to such Lender and the Administrative Agent, to require such Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 10.04) all its interests, rights and obligations under this Agreement to another financial institution or other entity which shall assume such obligations; provided, however, that (i) no such assignment shall conflict with any law, rule or regulation or order of any Governmental Authority and (ii) Alcoa or the assignee, as the case may be, shall pay (or, in the case of Alcoa, cause another Borrower to pay) to the affected Lender in immediately available funds on the date of such termination or assignment the principal of and interest accrued to the date of payment on the Loans made by it hereunder and all other amounts accrued for its account or owed to it hereunder.

SECTION 2.20. Increase in Commitments. (a) Alcoa may from time to time, by written notice to the Administrative Agent, executed by Alcoa and one or more financial institutions (any such financial institution referred to in this Section being called a “Prospective Lender”), which may include any Lender, cause the Commitments of the Prospective Lenders to be increased (or cause Commitments to be extended by the Prospective Lenders, as the case may be) in an amount for each Prospective Lender set forth in such notice; provided, however, that (i) the amount of any such increase in the Commitments shall be no less than $25,000,000, (ii) the sum of the aggregate amount of increases in Commitments under this Section 2.20, during the term of this Agreement, shall not exceed $500,000,000, (iii) each Prospective Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and (iv) each Prospective Lender, if not already a Lender hereunder, shall become a party to this Agreement by completing and delivering to the Administrative Agent a duly executed Accession Agreement. Increases in Commitments and new Commitments created pursuant to this Section shall become effective (A) in the case of Prospective Lenders already parties hereto, on the date specified in the notice delivered pursuant to this Section and (B) in the case of Prospective Lenders not already parties hereunder, on the effective date of the Accession Agreement. Upon the effectiveness of any Accession Agreement to which any Prospective Lender is a party, (i) such Prospective Lender shall thereafter be deemed to be a party to this Agreement and shall be entitled to all rights, benefits and privileges accorded a Lender hereunder and subject to all obligations of a Lender hereunder and (ii) Schedule 2.01(a) shall be deemed to have been amended to reflect the Commitment of the additional Lender as provided in such Accession Agreement. Upon the effectiveness of any increase pursuant to this Section in the Commitment of a Lender already a party hereunder, Schedule 2.01(a) shall be deemed to have been amended to reflect the increased Commitment of such Lender. Notwithstanding the foregoing, no increase in the aggregate Commitments (or in the Commitment of any Lender) shall become effective under this Section unless (i) the Administrative Agent shall have received documents consistent with those delivered under paragraphs (a) and (c) of Section 4.01 as to the corporate power and authority of Alcoa to borrow hereunder after giving effect to such increase and (ii) on the date of such increase, the conditions set forth in paragraphs (b) and (c) of Section 4.02 shall be satisfied (with all references in such paragraphs to a Borrowing being deemed to be references to such increase) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of Alcoa. Following any increase of a Lender’s Commitment or any extension of a new Commitment pursuant to this paragraph, any Loans outstanding prior to the effectiveness of such increase or extension shall continue outstanding until the ends of the respective Interests Periods applicable thereto, and shall then be repaid or refinanced with new Loans made pursuant to Section 2.01; provided that notwithstanding anything to the contrary in this Agreement, the conditions to borrowing set forth in Section 4.02 shall not apply to such new Loans to the extent they are in a principal amount not greater than that of the Loans being refinanced. Notwithstanding anything to the contrary in this Agreement, no Lender shall be required to be a Prospective Lender.

SECTION 2.21. Extensions of Initial Scheduled Maturity Date.

(a) Alcoa may, by written notice to the Administrative Agent (each an “Extension Request”) given on any date no later than forty-five (45) days prior to each one year anniversary of the Effective Date, requesting that the Initial Scheduled Maturity Date be extended (i) to the First Extended Maturity Date (the “First Extension”) or, (ii) to the extent the Initial Scheduled Maturity Date shall have been extended to the First Extended Maturity Date, to the Second Extended Maturity date (the “Second Extension”); provided, however, that Alcoa may only give two such Extension Requests during the terms of this Agreement. The Administrative Agent shall promptly advise the Lenders and the Issuers of any Extension Request given pursuant to this Section 2.21.

(b) The Initial Scheduled Maturity Date shall be extended (i) with respect to the Commitment, Loans and the other rights and obligations of the Lenders or Issuers that, each acting in its sole discretion, have consented to the First Extension, to the First Extended Maturity Date and (ii) with respect to the Commitment, Loans and the other rights and obligations of the Lenders or Issuers that, each acting in its sole discretion, have consented to the Second Extension, to the Second Extended Maturity Date, in each case of (i) and (ii) above, if (A) the Administrative Agent shall have received the written consent of the Required Lenders to the applicable Extension Request prior to the one year anniversary of the Effective Date occurring immediately after the date on which the applicable Extension Request has been given (each such date, an “Extended Maturity Effective Date”); (B) the representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the applicable Extended Maturity Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; (C) each Borrower shall be in compliance in all material respects with all the terms and provisions set forth herein on its part to be observed or performed, and on the applicable Extended Maturity Effective Date and immediately after the Initial Scheduled Maturity Date has been extended as requested in the applicable Extension Request, no Event of Default or Default shall have occurred and be continuing; and (D) the Administrative Agent shall have received (x) the relevant Extension Request and (y) a certificate dated the applicable Extended Maturity Effective Date confirming the satisfaction of the condition set forth in clause (B) above and that as of such Extended Maturity Effective Date, no Event of Default or Default has occurred and is continuing. In no event shall the Initial Scheduled Maturity Date or the First Extended Maturity Date, as applicable, be extended with respect to the Commitments, Loans or any other right or obligations hereunder of any Lender or Issuer without the prior written consent of such Lender or Issuer to such extension.

(c) In the event that any Lender or any Issuer shall not have consented to an Extension Request, Alcoa shall have the right, at its own expense, upon notice to such Lender or Issuer and the Administrative Agent, to require such Lender or Issuer to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 10.04) all its interests, rights and obligations under this Agreement to another financial institution or other entity (provided, in the case of a replacement of an Issuer, that such financial institution or other entity complies with the definition of Issuer hereunder) that has informed the Administrative Agent of its consent to such Extension Request in writing prior to the applicable Extended Maturity Effective Date, which shall assume such obligations; provided, however, that (i) no such assignment shall conflict with any law, rule or regulation or order of any Governmental Authority and (ii) Alcoa or the assignee, as the case may be, shall pay (or, in the case of Alcoa, cause another Borrower to pay) to the affected Lender or Issuer in immediately available funds on the date of such termination or assignment the principal of and interest accrued to the date of payment on the Loans made or Letter of Credit Issued by such affected Lender or Issuer, as applicable, and all other amounts accrued for such affected Lender’s or Issuer’s account or owed to it hereunder.

SECTION 2.22. Letters of Credit. (a) On the terms and subject to the conditions contained in this Agreement, each Issuer agrees to Issue at the request of any Borrower and for the account of such Borrower one or more Letters of Credit from time to time on any Business Day during the Revolving Credit Period; provided, however, that no Issuer shall be under any obligation to Issue (and, upon the occurrence of any of the events described in clauses (ii), (iii), (iv), (v), and (vi)(A) below, shall not Issue) any Letter of Credit upon the occurrence of any of the following:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuer from Issuing such Letter of Credit or any requirement of law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuer is not otherwise compensated) not in effect on the date of this Agreement or result in any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuer as of the date of this Agreement and that such Issuer in good faith deems material to it;

(ii) such Issuer shall have received any written notice of the type described in clause (d) below;

(iii) after giving effect to the Issuance of such Letter of Credit, the aggregate Revolving Credit Outstandings would exceed the aggregate Commitments in effect at such time;

(iv) after giving effect to the Issuance of such Letter of Credit, (A) the sum of (i) the Dollar Equivalents of the aggregate undrawn face amount of all Letters of Credit Issued by such Issuer outstanding at such time and (ii) the Dollar Equivalent of the Reimbursement Obligations owed to such Issuer at such time exceeds such Issuer’s L/C Commitment or (B) the sum of (i) the Dollar Equivalents of the Letter of Credit Undrawn Amounts at such time and (ii) the Dollar Equivalents of the Reimbursement Obligations at such time exceeds the Letter of Credit Sublimit;

(v) such Letter of Credit is requested to be denominated in any currency other than Dollars or Euros; or

(vi) (A) any fees due in connection with a requested Issuance have not been paid, (B) such Letter of Credit is requested to be Issued in a form that is not acceptable to such Issuer or (C) the Issuer for such Letter of Credit shall not have received, in form and substance reasonably acceptable to it and, if applicable, duly executed by such Borrower, applications, agreements and other documentation (collectively, a “Letter of Credit Reimbursement Agreement”) such Issuer generally employs in the ordinary course of its business for the Issuance of letters of credit of the type of such Letter of Credit.

None of the Lenders (other than the Issuers in their capacity as such) shall have any obligation to Issue any Letter of Credit.

(b) In no event shall the expiration date of any Letter of Credit (i) be more than one year after the date of issuance thereof or (ii) be less than five days prior to the Initial Scheduled Maturity Date (or, (A) with respect to any Letter of Credit Issued by any Issuer that has consented to the First Extension, if each of the conditions set forth in Section 2.22(b) with respect to the First Extension shall have been satisfied, the First Extended Maturity Date or (B) with respect to any Letter of Credit Issued by any Issuer that has consented to the Second Extension, if each of the conditions set forth in Section 2.22(b) with respect to the Second Extension shall have been satisfied, the Second Extended Maturity Date); provided, however, that any Letter of Credit with a term less than or equal to one year may provide for the renewal thereof for additional periods less than or equal to one year, as long as, (x) on or before the expiration of each such term and each such period, the applicable Borrower and the Issuer of such Letter or Credit shall have the option to prevent such renewal and (y) such Borrower shall not permit any such renewal to extend the expiration date of any Letter beyond the date set forth in clause (ii) above.

(c) In connection with the Issuance of each Letter of Credit, the applicable Borrower shall give the relevant Issuer and the Administrative Agent at least two Business Days’ prior written notice, in substantially the form of Exhibit E (or in such other written or electronic form as is acceptable to the Issuer), of the requested Issuance of such Letter of Credit (a “Letter of Credit Request”). Such notice shall be irrevocable and shall specify the Issuer of such Letter of Credit, the currency of issuance and face amount of the Letter of Credit requested (whose Dollar Equivalent shall not be less than $1,000,000), the date of Issuance of such requested Letter of Credit, the date on which such Letter of Credit is to expire (which date shall be a Business Day) and, in the case of an issuance, the person for whose benefit the requested Letter of Credit is to be issued. Such notice, to be effective, must be received by the relevant Issuer and the Administrative Agent not later than 11:00 a.m. (New York time) on the second Business Day prior to the requested Issuance of such Letter of Credit.

(d) Subject to the satisfaction of the conditions set forth in this Section 2.22, the relevant Issuer shall, on the requested date, Issue a Letter of Credit on behalf of the applicable Borrower in accordance with such Issuer’s usual and customary business practices. No Issuer shall Issue any Letter of Credit in the period commencing on the first Business Day after it receives written notice from any Lender or the Administrative Agent that one or more of the conditions precedent contained in Section 4.02 or clause (a) above (other than those conditions set forth in clauses (a)(i), (a)(vi)(B) and (C) above and, to the extent such clause relates to fees owing to the Issuer of such Letter of Credit and its Affiliates, clause (a)(vi)(A) above) are not on such date satisfied or duly waived and ending when such conditions are satisfied or duly waived. No Issuer shall otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 4.02 have been satisfied in connection with the Issuance of any Letter of Credit.

(e) Each Borrower agrees that, if requested by the Issuer of any Letter of Credit, it shall execute a Letter of Credit Reimbursement Agreement in respect to any Letter of Credit Issued hereunder for the account of such Borrower. In the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall govern.

(f) Each Issuer shall comply with the following:

(i) give the Administrative Agent written notice (or telephonic notice confirmed promptly thereafter in writing), which writing may be a telecopy or electronic mail, of the Issuance of any Letter of Credit Issued by it, of all drawings under any Letter of Credit Issued by it and of the payment (or the failure to pay when due) by any Borrower of any Reimbursement Obligation when due (which notice the Administrative Agent shall promptly transmit by telecopy, electronic mail or similar transmission to each Lender);

(ii) upon the request of any Lender, furnish to such Lender copies of any Letter of Credit Reimbursement Agreement to which such Issuer is a party and such other documentation as may reasonably be requested by such Lender; and

(iii) no later than 10 Business Days following the last day of each calendar quarter, provide to the Administrative Agent (and the Administrative Agent shall provide a copy to each Lender requesting the same) and Alcoa separate schedules for Documentary Letters of Credit and Standby Letters of Credit issued by it, in form and substance reasonably satisfactory to the

Administrative Agent, setting forth the aggregate Letter of Credit Obligations, in each case outstanding at the end of each quarter and any information requested by the Borrowers or the Administrative Agent relating thereto.

(g) Immediately upon the issuance by an Issuer of a Letter of Credit in accordance with the terms and conditions of this Agreement, such Issuer shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Ratable Portion of the Commitments, in such Letter of Credit and the obligations of the Borrowers with respect thereto (including all Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto.

(h) Alcoa and each other Borrower agrees to pay to the Issuer of any Letter of Credit the amount of all Reimbursement Obligations owing to such Issuer under any Letter of Credit issued for its account no later than the date that is the next succeeding Business Day after such Borrower receives written notice from such Issuer that payment has been made under such Letter of Credit (the “Reimbursement Date”), irrespective of any claim, set-off, defense or other right that such Borrower may have at any time against such Issuer or any other person. In the event that any Issuer makes any payment under any Letter of Credit and the Borrowers shall not have repaid such amount to such Issuer pursuant to this clause (h) or any such payment by the Borrowers is rescinded or set aside for any reason, such Reimbursement Obligation shall be payable on demand with interest thereon computed (i) from the date on which such Reimbursement Obligation arose to the Reimbursement Date, at the rate of interest applicable during such period to Loans that are Base Rate Loans and (ii) from the Reimbursement Date until the date of repayment in full, at the rate of interest applicable during such period to past due Loans that are Base Rate Loans, and such Issuer shall promptly notify the Administrative Agent, which shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuer the amount of such Lender’s Ratable Portion of such payment (or the Dollar Equivalent thereof if such payment was made in any currency other than Dollars) in immediately available Dollars. If the Administrative Agent so notifies such Lender prior to 11:00 a.m. (New York time) on any Business Day, such Lender shall make available to the Administrative Agent for the account of such Issuer its Ratable Portion of the amount of such payment on such Business Day in immediately available funds. Upon such payment by a Lender, such Lender shall, except during the continuance of a Default or Event of Default under clause (g) or clause (h) of Article VII and notwithstanding whether or not the conditions precedent set forth in Section 4.02 shall have been satisfied (which conditions precedent the Lenders hereby irrevocably waive), be deemed to have made a Loan to the applicable Borrower in the principal amount of such payment. Whenever any Issuer receives from any Borrower a payment of a Reimbursement Obligation as to which the Administrative Agent has received for the account of such Issuer any payment from a Lender pursuant to this clause (h), such Issuer shall pay over to the Administrative Agent any amount received in excess of such Reimbursement Obligation and, upon receipt of such amount, the Administrative Agent shall promptly pay over to each Lender, in immediately available funds, an amount equal to such Lender’s Ratable Portion of the amount of such payment adjusted, if necessary, to reflect the respective amounts the Lenders have paid in respect of such Reimbursement Obligation.

(i) If and to the extent such Lender shall not have so made its Ratable Portion of the amount of the payment required by clause (h) above available to the Administrative Agent for the account of such Issuer, such Lender agrees to pay to the Administrative Agent for the account of such Issuer forthwith on demand any such unpaid amount together with interest thereon, for the first Business Day after payment was first due at the Federal Funds Rate and, thereafter, until such amount is repaid to the Administrative Agent for the account of such Issuer, at a rate per annum equal to the rate applicable to Base Rate Loans under the Facility.

(j) Each Borrower’s obligation to pay each Reimbursement Obligation and the obligations of the Lenders to make payments to the Administrative Agent for the account of the Issuers with respect to Letters of Credit shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, including the occurrence of any Default or Event of Default, and irrespective of any of the following:

(i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii) the existence of any claim, set-off, defense or other right that Alcoa, any other Borrower, any other party guaranteeing, or otherwise obligated with, any Borrower, any Subsidiary or other Affiliate thereof or any other person may at any time have against the beneficiary under any Letter of Credit, any Issuer, the Administrative Agent or any Lender or any other person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

(vi) any other act or omission to act or delay of any kind of the Issuer, the Lenders, the Administrative Agent or any other person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.22, constitute a legal or equitable discharge of Alcoa’s or any other Borrower’s obligations hereunder.

Any action taken or omitted to be taken by the relevant Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not result in any liability of such Issuer to the Borrowers or any Lender. In determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, the Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit, the Issuer may rely exclusively on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuer.

SECTION 2.23. Defaulting Lender.

(a) Reallocation of Defaulting Lender Commitment. If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding Obligations:

(i) the Ratable Portion of such Defaulting Lender with respect to any Letter of Credit Obligations will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the date such Lender becomes a Defaulting Lender) among the Lenders that are Non-Defaulting Lenders pro rata in accordance with their respective Commitments; provided, that (A) the sum of each Non-Defaulting Lender’s Ratable Portion of the Revolving Credit Outstandings may not in any event exceed the Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (B) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim each Borrower, the Administrative Agent, the Issuer or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(ii) to the extent that any portion (the “unreallocated portion”) of the Ratable Portion of such Defaulting Lender with respect to any Letter of Credit Obligations cannot be so reallocated, whether by reason of the first proviso in clause (i) above or otherwise, the applicable Borrower will, not later than 10 Business Days after demand by the Administrative Agent (at the direction of the Issuer), (A) deposit in a cash collateral account maintained with the Administrative Agent an amount at least equal to the aggregate amount of the unreallocated portion of such Letter of Credit Obligations or (B) make other arrangements satisfactory to the Administrative Agent, and to the Issuer, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; and

(iii) any amount paid by any Borrower or otherwise received by the Administrative Agent for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated, non-interest bearing account until (subject to Section 2.10) the termination of the Commitments and payment in full of all Obligations of each Borrower hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Issuer under this Agreement, third to the payment of post-default interest and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and Reimbursement Obligations then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and seventh after the termination of the Commitments and payment in full of all Obligations of each Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(b) Cash Collateral Call. If any Lender becomes, and during the period it remains, a Defaulting Lender, if any Letter of Credit is at the time outstanding, the Issuer may (except, in the case of a Defaulting Lender, to the extent the Commitments have been fully reallocated pursuant to Section 2.23(a)), by notice to Alcoa and each other Borrower and such Defaulting Lender through the Administrative Agent, require any Borrower (i) to deposit in a cash collateral account maintained by the Administrative Agent an amount at least equal to 105% of the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender to be applied pro rata in respect thereof, or (ii) to make other arrangements satisfactory to the Administrative Agent, and to the Issuer, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender.

(c) Right to Give Drawdown Notices. In furtherance of the foregoing, if any Lender becomes, and during the period it remains, a Defaulting Lender, the Issuer is hereby authorized by any Borrower (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through the Administrative Agent, notices of Borrowing pursuant to Section 2.03 in such amounts and at the rate of interest applicable during such period to Loans that are Base Rate Loans and in such times as may be required to (i) pay matured Reimbursement Obligations and/or (ii) deposit in a cash collateral account maintained by the Administrative Agent the obligations of such Borrower in respect of outstanding Letters of Credit in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender in respect of such Letter of Credit.

(d) Termination of Defaulting Lender Commitments. Alcoa may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than 10 Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof); provided, that such termination will not be deemed to be a waiver or release of any claim any Borrower, the Administrative Agent, the Issuer or any Lender may have against such Defaulting Lender.

(e) Cure. If any Borrower, the Administrative Agent and the Issuer agree in writing in their discretion that a Lender is no longer a Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.23(a)), such Lender will, to the extent applicable, purchase at par such portion of outstanding Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause such Lender’s Ratable Portion to be on a pro rata basis in accordance with its Commitment, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to each of the Lenders, the Issuers and the Administrative Agent with respect to itself as follows (except that the Borrowing Subsidiaries make no representations or warranties under Section 3.06 or 3.09):

SECTION 3.01. Organization. Such Borrower is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization and is duly qualified to do business as a foreign corporation (or other entity, as applicable) and, where applicable, is in good standing in all other jurisdictions in which the ownership of its properties or the nature of its activities or both makes such qualification necessary, except to the extent that failure to be so qualified would not result in a Material Adverse Effect.

SECTION 3.02. Authorization. Such Borrower has power and authority, corporate or otherwise, to execute, deliver and carry out the provisions of this Agreement and each other Loan Document to which it is a party, or to become a party to this Agreement in accordance with the terms hereof and the terms of each other Loan Document, to borrow hereunder and to perform its obligations hereunder, under each other Loan Document to which it is a party, and all such action has been duly and validly authorized by all necessary proceedings, corporate or otherwise, on its part.

SECTION 3.03. Enforceability. This Agreement and each other Loan Document to which such Borrower is a party has been duly executed and delivered by such Borrower and constitutes the legal, valid and binding obligation of such Borrower enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

SECTION 3.04. Governmental Approvals. No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Governmental Authority (other than filings under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder) is necessary in connection with such Borrower’s execution and delivery of this Agreement and each other Loan Document to which such Borrower is a party, the consummation by any Borrower of the transactions contemplated hereby or thereby or such Borrower’s performance of or compliance with the terms and conditions hereof or thereof.

SECTION 3.05. No Conflict. None of the execution and delivery by such Borrower of this Agreement and each other Loan Document to which such Borrower is a party, the consummation by such Borrower of the transactions contemplated hereby and thereby or performance by such Borrower of or compliance by such Borrower with the terms and conditions hereof or thereof will (a) violate any law, constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority to which it is subject, (b) conflict with or result in a breach or default under its charter or Memorandum and Articles of Association or by-laws (or equivalent organizational or governing documents), as applicable, (c) conflict with or result in a breach or default which is material in the context of this Agreement under any agreement or instrument to which such Borrower is a party or by which it or any of its properties, whether now owned or hereafter acquired, may be subject or bound or (d) result in the creation or imposition of any Lien prohibited by Section 6.01 upon any property or assets, whether now owned or hereafter acquired, of such Borrower.

SECTION 3.06. Financial Statements. In the case of Alcoa, it has furnished to the Lenders copies of its consolidated balance sheet as of December 31, 2012 and 2013, and the related consolidated statements of income and shareholders’ equity and cash flows for the three years ended December 31, 2013, all audited by PricewaterhouseCoopers LLP, and Alcoa’s unaudited consolidated balance sheets as at March 31, 2014 and June 30, 2014 and the related unaudited consolidated statements of income and shareholders’ equity and cash flows for the three months and six months, as applicable, then ended. Such financial statements (including the notes thereto) present fairly the financial condition of Alcoa and its Subsidiaries as of such dates and the results of their operations and cash flows for the periods then ended (subject, in the case of said balance sheets as at March 31, 2014 and June 30, 2014, and said statements of income, shareholders equity and cash flows for the three months and six months, as applicable, then ended, to the absence of footnote disclosure and normal year-end audit adjustments), all in conformity with GAAP.

SECTION 3.07. No Defaults. No event has occurred and is continuing and no condition exists which constitutes a Default or Event of Default hereunder. Such Borrower is not in violation of (i) any term of its charter or constitution or by-laws (or the equivalent organizational or governing documents), as applicable, or (ii) any agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation is likely to result in a Material Adverse Effect.

SECTION 3.08. Litigation. Except as set forth in the financial statements referred to in Section 3.06 or the Exchange Act Reports or otherwise disclosed on Schedule 3.08, there is no pending or, to the knowledge of any of its Responsible Officers, threatened proceeding by or before any Governmental Authority against Alcoa or any or its Subsidiaries, which in the opinion of Alcoa’s counsel is likely to result in a Material Adverse Effect.

SECTION 3.09. No Material Adverse Change. As of the date of this Agreement, there has been no material adverse change in the business, assets, operations or financial condition of itself and its Subsidiaries, taken as a whole, except, in the case of Alcoa and the Borrowing Subsidiaries, as disclosed in the Exchange Act Reports, since December 31, 2013.

SECTION 3.10. Employee Benefit Plans. (a) U.S. Plans. Each Plan is in compliance with all requirements of ERISA and the regulations and published interpretations thereunder except to the extent such non-compliance could not reasonably be expected to result in a Material Adverse Effect. No Reportable Event has occurred as to which any Borrower or any ERISA Affiliate was required to file a report with the PBGC that alone or together with any other Reportable Event would reasonably be expected to result in a liability of such Borrower to the PBGC in an aggregate amount in excess of $50,000,000. The aggregate present value of all benefit liabilities under the Plans (based on the assumptions used to fund such Plans) did not, as of the last annual valuation dates applicable thereto, exceed the aggregate value of the assets of the Plans by more than 10% of Consolidated Net Worth. Neither such Borrower nor any ERISA Affiliate has incurred any Withdrawal Liability that would reasonably be expected to result in a Material Adverse Effect. Neither such Borrower nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, and no Responsible Officer of any Borrower has knowledge of any fact which would reasonably be expected to result in the reorganization or termination of a Multiemployer Plan where such reorganization or termination has resulted or would reasonably be expected to result, through increases in the contributions required to be made to such Plan or otherwise, in a Material Adverse Effect.

(b) Foreign Plans. Each Foreign Plan is in compliance with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan except to the extent such non-compliance could not reasonably be expected to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, none of the Borrowers, their respective Affiliates or any of their directors, officers, employees or agents has engaged in a transaction which would subject any of the Borrowers, directly or indirectly, to a tax or civil penalty which could reasonably be expected to result in a Material Adverse Effect. With respect to each Foreign Plan, adequate reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Plan is maintained. The aggregate unfunded liabilities, after giving effect to any such reserves for such liabilities, with respect to such Foreign Plans could not reasonably be expected to result in a Material Adverse Effect. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened in writing against any of the Borrowers or any of their Affiliates with respect to any Foreign Plan which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.11. Title to Properties; Possession Under Leases. (a) Such Borrower and each of its Subsidiaries have good and marketable title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes.

(b) Such Borrower and each of its Subsidiaries have complied with all material obligations under all material leases to which it is a party and all such leases are in full force and effect. Such Borrower and its Subsidiaries enjoy peaceful and undisturbed possession under all such material leases.

SECTION 3.12. Investment Company Act. None of Alcoa or any Borrowing Subsidiary is an “investment company” as defined in, or is required to be registered as an “investment company” under, the Investment Company Act of 1940.

SECTION 3.13. Tax Returns. Such Borrower and its Subsidiaries have filed or caused to be filed all material Federal, state, local and foreign tax returns required to have been filed by it in all jurisdictions in which such tax returns are required to be filed and all such tax returns are true, complete and correct in all material respects. Each Borrower and its Subsidiaries has paid or caused to be paid all material taxes shown to be due and payable on such returns or on any assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained on the applicable financial statements in accordance with GAAP.

SECTION 3.14. Compliance with Laws and Agreements. (a) Neither such Borrower nor any of its Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to result in a Material Adverse Effect.

(b) Neither such Borrower nor any of its Subsidiaries is in default in any material manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default would be reasonably likely to result in a Material Adverse Effect.

SECTION 3.15. No Material Misstatements. Except for information not prepared by or on behalf of Alcoa and expressly disclaimed thereby, no information, report, financial statement, exhibit or schedule furnished by or on behalf of such Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or included herein or delivered pursuant thereto contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

SECTION 3.16. Use of Proceeds; Federal Reserve Regulations. The proceeds of any Loan and any Letter of Credit will be used (a) to refinance indebtedness (if any) outstanding under the Existing Five-Year Credit Agreement and (b) to provide working capital or for other general corporate purposes. No part of the proceeds of any Loan to such Borrower will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of any of Regulations U and X.

SECTION 3.17. No Trusts. Such Borrower is not entering into this Agreement in its capacity as trustee of any trust.

SECTION 3.18. FCPA. No part of the proceeds of the Loans will be used, directly or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 3.19. Sanctions.

(a) Neither the Borrower nor any of its Subsidiaries, nor any of the directors or officers of the Borrower or any of its Subsidiaries, nor, to the Borrower’s knowledge, any of the employees, agents or controlled affiliates of the Borrower or any of its Subsidiaries, is a person that is, or, in the case of the Borrower or its Subsidiaries, is majority-owned or controlled by a person that is (A) the subject of any Sanctions (a “Sanctioned Person”) or (B) located, organized or resident in a country or territory (including, without limitation, as of the date hereof, Cuba, Iran, North Korea, Sudan and Syria) that is the subject of Sanctions that broadly restrict or prohibit dealings with that country or territory (a “Sanctioned Country”).

(b) No part of the proceeds of a Loan will be used by the Borrower or any of its Subsidiaries, directly or, to the knowledge of the Borrower, indirectly, (A) to fund or facilitate activities or business of or with any person or in any country or territory that, at the time of such funding or facilitation, is a Sanctioned Person or Sanctioned Country or (B) in any other manner, in each case as would result in a violation of Sanctions by any person.

ARTICLE IV

CONDITIONS OF EFFECTIVENESS, LENDING, LETTERS OF CREDIT

AND DESIGNATION OF BORROWING SUBSIDIARIES

The obligations of the Lenders to make Loans to any Borrower hereunder and the obligation of each Issuer to Issue Letters of Credit hereunder are subject to the satisfaction of the conditions set forth in Sections, 4.01, 4.02 and 4.03 below (and, in the case of Loans to, or Letters of Credit for the account of, any Borrowing Subsidiary, the satisfaction, as to such Borrowing Subsidiary, of the conditions set forth in Section 4.04 below):

SECTION 4.01. Effective Date. On the Effective Date:

(a) The Administrative Agent shall have received a written opinion reasonably satisfactory to the Administrative Agent and the Lenders of Thomas F. Seligson, Counsel of Alcoa, dated the Effective Date and addressed to the Administrative Agent and the Lenders.

(b) All legal matters incident to this Agreement and the borrowings hereunder shall be reasonably satisfactory to the Lenders and to Weil, Gotshal & Manges LLP, counsel for the Administrative Agent.

(c) The Administrative Agent shall have received (i) this Agreement, duly executed and delivered by Alcoa, (ii) a copy, including all amendments thereto, of the charter of Alcoa, certified as of a recent date by the Secretary of State or other appropriate official of its jurisdiction of incorporation and a certificate as to the good standing of Alcoa as of a recent date, from such Secretary of State or other official; (iii) a certificate of the Secretary or Assistant Secretary of Alcoa dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of Alcoa as in effect on the Effective Date showing all amendments thereto since the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of Alcoa authorizing the execution, delivery and performance of this Agreement and the borrowings by Alcoa hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the charter of Alcoa has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (ii) above and (D) as to the incumbency and specimen signature of each officer executing this Agreement or any other document delivered in connection herewith on behalf of Alcoa; (iv) a certificate of another officer of Alcoa as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (iii) above; and (v) such other documents as the Lenders or Weil, Gotshal & Manges LLP, counsel for the Administrative Agent may reasonably request.

(d) No loans shall be outstanding under the Existing Five-Year Credit Agreement and the commitments under such agreement shall have been terminated.

(e) The representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(f) The Administrative Agent shall have received certificates dated the Effective Date and signed by a Financial Officer of Alcoa confirming the satisfaction of the conditions precedent set forth in paragraphs (d) and (e) of this Section 4.01 and that as of the Effective Date, no Event of Default or Default has occurred and is continuing.

(g) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date.

(h) The Administrative Agent shall have received certificates of a Responsible Officer of Alcoa, each dated the Effective Date and stating that (i) except as disclosed in the Exchange Act Reports or otherwise disclosed in such certificate, Alcoa and each of its Subsidiaries have complied in all respects with all Federal, state, local and foreign statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or to environmental regulation or control except to the extent any such failure so to comply would not, alone or together with any other such failure, be reasonably likely to result in a Material Adverse Effect; (ii) neither Alcoa nor any of its Subsidiaries has received notice of any failure so to comply which alone or together with any other such failure would be reasonably likely to result in a Material Adverse Effect; and (iii) the plants of Alcoa and its Subsidiaries do not manage any hazardous wastes, toxic pollutants or substances similarly denominated in violation of any applicable law or regulations promulgated pursuant thereto including, for operations within the United States, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act or any other applicable law, where such violation would be reasonably likely to result, individually or together with any such other violations, in a Material Adverse Effect.

SECTION 4.02. All Borrowings and Issuances of Letters of Credit. On the date of each Borrowing and each Issuance of a Letter of Credit:

(a) Such Borrower shall have provided the notice as required by Section 2.03, and, with respect to any Letter of Credit, the Administrative Agent and the applicable Issuer shall have received a duly executed Letter of Credit Request.

(b) The representations and warranties set forth in Article III hereof (other than the representations and warranties set forth in Sections 3.08, 3.09 and 3.10) shall be true and correct in all material respects on and as of the date of such Borrowing with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c) Each Borrower shall be in compliance in all material respects with all the terms and provisions set forth herein on its part to be observed or performed, and at the time of and immediately after such Borrowing no Event of Default or Default shall have occurred and be continuing.

(d) In the case of any Borrowing which would cause the aggregate principal amount of outstanding Loans under this Agreement, and any other “Facilities” (as defined in the resolutions duly adopted by the Board of Directors of Alcoa on May 7, 2009) to exceed $10,000,000,000, such Borrowing shall have been duly authorized by Alcoa and the Administrative Agent shall have received a true and complete copy of resolutions duly adopted by the Board of Directors of Alcoa authorizing such Borrowing.

(e) There shall have been paid to the Administrative Agent, for the account of the Lenders, all fees and expenses (including reasonable fees and expenses of counsel) due and payable on or before such Borrowing.

Each Borrowing by any Borrower, and each submission by any Borrower to an Issuer of a Letter of Credit Request, and the Issuance of each Letter of Credit requested therein, shall be deemed to constitute a representation and warranty by such Borrower and, in the case of a Borrowing Subsidiary, Alcoa on the date of such Borrowing as to the matters specified in paragraphs (b), (c) and (d) of this Section 4.02. Notwithstanding any contrary provision hereof, a conversion of a Borrowing to a different Type or a continuation of a Borrowing in its existing Type shall not be considered a new Borrowing.

SECTION 4.03. Additional Conditions to Issuances. In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains, a Defaulting Lender, the Issuer will not be required to Issue any Letter of Credit or to amend any outstanding Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof unless the Administrative Agent and the Issuer are satisfied that any exposure that would result therefrom is eliminated or fully covered by the Commitments of the Non-Defaulting Lenders or by a sufficient amount deposited in a cash collateral account maintained by the Administrative Agent or a combination thereof satisfactory to the Administrative Agent and the Issuer.

SECTION 4.04. Designation of Borrowing Subsidiaries. On each Designation Date:

(a) The Administrative Agent shall have received (i) a copy of the charter or equivalent organizational document including all amendments thereto, of each applicable Borrowing Subsidiary, certified as of a recent date by the Secretary of State or the appropriate foreign governmental official of the state or country of its organization, and a certificate as to the good standing, if available, of such Borrowing Subsidiary as of a recent date from such Secretary of State or appropriate foreign governmental official, or such other evidence of status reasonably satisfactory to the Administrative Agent under such Borrowing Subsidiary’s jurisdiction of organization, as applicable; (ii) a certificate of the Secretary or Assistant Secretary of such Borrowing Subsidiary dated the Designation Date and certifying (A) that attached thereto is a true and completed copy of the by-laws, or equivalent governing document, of such Borrowing Subsidiary as in effect on the Designation Date showing all amendments thereto since the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors, or equivalent governing body or person, of such Borrowing Subsidiary authorizing the execution, delivery and performance of this Agreement and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the charter, or equivalent organizational document, of such Borrowing Subsidiary has not been amended since the date of the last amendment thereto shown on the certificate of good standing or other evidence of status furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing or any other document delivered in connection herewith on behalf of such Borrowing Subsidiary; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above.

(b) The Administrative Agent shall have received a Designation of Borrowing Subsidiary of each applicable Borrowing Subsidiary as provided in Section 10.04(f).

ARTICLE V

AFFIRMATIVE COVENANTS

So long as any Obligation or any Commitment remains outstanding, unless the Required Lenders shall otherwise consent in writing:

SECTION 5.01. Financial Statements, Reports, etc. Alcoa shall furnish to the Administrative Agent the following, and the Administrative Agent shall make a copy thereof available to each Lender:

(a) Within 90 days after the end of each fiscal year its consolidated balance sheet and related statements of income and cash flow audited by independent public accountants of recognized national standing, accompanied by an opinion of such accountants (which shall not be qualified as to scope of audit or in any manner calling into question the status of its business as a going concern) to the effect that such consolidated financial statements fairly present its financial condition and results of operations and that of its consolidated Subsidiaries, taken as a whole, in accordance with GAAP;

(b) Within 50 days after the end of each of the first three fiscal quarters of each fiscal year, its Form 10-Q as prescribed by the SEC;

(c) No later than the respective delivery due dates of financial statements under (a) and (b) above, a certificate of a Financial Officer (i) certifying that no Event of Default or Default has occurred and is continuing or, if such an Event of Default or Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenant contained in Section 6.03;

(d) Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by it (other than registration statements and prospectuses related to offerings to directors, officers or employees) with the SEC or any Governmental Authority succeeding to any of or all the functions of the SEC, or with any national securities exchange, or distributed to its shareholders, as the case may be; and

(e) Promptly, from time to time, such other information regarding its operations, business affairs and financial condition, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Information required to be delivered pursuant to this Section 5.01 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an Approved Electronic Platform to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov (and a confirming electronic correspondence is delivered or caused to be delivered by Alcoa to the Administrative Agent providing notice of such availability); provided that Alcoa shall deliver paper copies of such information to the Administrative Agent for delivery to any Lender that requests such delivery. Information required to be delivered pursuant to this Section 5.01 (other than the information that pursuant to the immediately preceding sentence is deemed to have been delivered if it is made available on the website of the SEC) shall be delivered by electronic communications pursuant to the procedures set forth in Section 9.03.

SECTION 5.02. Pari Passu Ranking. Each Borrower shall ensure that any amounts payable by it hereunder will at all times rank at least pari passu with all other unsecured, unsubordinated Indebtedness of such Borrower except to the extent any such Indebtedness may be preferred by law.

SECTION 5.03. Maintenance of Properties. Each Borrower shall, and shall cause its Subsidiaries to, maintain and keep its properties in such repair, working order and condition, and make or cause to be made all such needful and proper repairs, renewals and replacements thereto, as in the judgment of such Borrower are necessary and in the interests of such Borrower; provided, however, that nothing in this Section 5.03 shall prevent such Borrower (or any Subsidiary thereof) from selling, abandoning or otherwise disposing of any of its respective properties or discontinuing a part of its respective businesses from time to time if, (i) in the judgment of such Borrower, such sale, abandonment, disposition or discontinuance is advisable and (ii) in the case of a sale or other disposition, is a transaction permitted under Section 6.02.

SECTION 5.04. Obligations and Taxes. Each Borrower shall pay its Indebtedness and other obligations that, if not paid, would result in a Material Adverse Effect before the same shall become delinquent or in default, and pay and discharge all (i) material taxes upon or against it, or against its properties, and (ii) all claims which could reasonably be expected, if unpaid, to become a Lien upon its property (other than a Lien permitted under Section 6.01), in each case prior to the date on which penalties attach thereto, unless and to the extent that any such obligation or tax is being contested in good faith and adequate reserves with respect thereto are maintained on the applicable financial statements in accordance with GAAP.

SECTION 5.05. Insurance. Each Borrower shall, and shall cause its consolidated Subsidiaries to, insure and keep insured, in each case with reputable insurance companies, so much of its respective properties to such an extent and against such risks, or in lieu thereof, in the case of any Borrower, maintain or cause to be maintained a system or systems of self-insurance, as is customary in the case of corporations engaged in the same or similar business or having similar properties similarly situated.

SECTION 5.06. Existence; Businesses and Properties. (a) Each Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence in its jurisdiction of organization, except as otherwise expressly permitted under Section 6.02.

(b) Each Borrower shall do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business as its Board of Directors shall determine in its judgment.

SECTION 5.07. Compliance with Laws. (a) Each Borrower shall comply in all material respects with all applicable laws, rules, regulations and orders of any Governmental Authority to which it is subject, whether now in effect or hereafter enacted, such that no failure so to comply will result in the levy of any penalty or fine which shall have a Material Adverse Effect.

(b) Each Borrower shall comply in all material respects with the applicable provisions of ERISA and all other related applicable laws and furnish to the Administrative Agent and each Lender (i) as soon as possible, and in any event within 30 days after any Responsible Officer of such Borrower or any ERISA Affiliate either knows or has reason to know that any ERISA Event has occurred that alone or together with any other ERISA Event would reasonably be expected to result in liability of such Borrower to the PBGC in an aggregate amount exceeding $50,000,000, a statement of a Financial Officer setting forth details as to such ERISA Event and the action proposed to be taken with respect thereto, together with a copy of the notice, if any, of such ERISA Event given to the PBGC or other Governmental Authority, (ii) promptly after receipt thereof, a copy of any notice such Borrower or any ERISA Affiliate may receive from the PBGC or other Governmental Authority relating to the intention of the PBGC or other Governmental Authority to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code), or any Foreign Plan or Foreign Plans, or to appoint a trustee to administer any Plan or Plans, or any Foreign Plan or Foreign Plans, (iii) within 10 days after the due date for filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan, a statement of a Financial Officer setting forth details as to such failure and the action proposed to be taken with respect thereto, together with a copy of such notice given to the PBGC and (iv) promptly and in any event within 30 days after receipt thereof by such Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by such Borrower or ERISA Affiliate concerning (A) the imposition of Withdrawal Liability in excess of $50,000,000 or (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, in each case within the meaning of Title IV of ERISA, if such termination or reorganization would reasonably be expected to result, alone or with any other such termination or reorganization, in increases in excess of $50,000,000 in the contributions required to be made to the relevant Plan or Plans.

SECTION 5.08. Default Notices. Each Borrower shall furnish to the Administrative Agent prompt written notice upon its becoming aware of any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto.

SECTION 5.09. Borrowing Subsidiaries. Alcoa shall cause each Borrowing Subsidiary at all times to be a wholly-owned Subsidiary.

ARTICLE VI

NEGATIVE COVENANTS

Each Borrower covenants and agrees with each Lender that, so long as any Obligation or any Commitment remains outstanding, unless the Required Lenders shall otherwise consent in writing, such Borrower will not:

SECTION 6.01. Liens. (a) Create or incur, or permit any Restricted Subsidiary to create or incur, any Lien on its property or assets (including stock or other securities of any person, including any of its Subsidiaries) now or hereafter acquired by it or on any income or revenues or rights in respect thereof, securing Indebtedness for borrowed money, without ratably securing the Loans; provided, however, that the foregoing shall not apply to the following:

(i) Liens on property or assets of any corporation existing at the time such corporation becomes a Restricted Subsidiary;

(ii) Liens existing on any property or asset at or prior to the acquisition thereof by such Borrower or a Restricted Subsidiary, Liens on any property or asset securing the payment of all or any part of the purchase price of such property or asset, Liens on any property or asset securing any Indebtedness incurred prior to, at the time of or within 180 days after the acquisition of such property or asset for the purpose of financing all or any part of the purchase price thereof or Liens on any property or asset securing any Indebtedness incurred for the purpose of financing all or any part of the cost to such Borrower or Restricted Subsidiary of improvements thereto;

(iii) Liens securing Indebtedness of a Restricted Subsidiary owing to Alcoa or to another Restricted Subsidiary;

(iv) Liens existing on the Effective Date, and set forth on Schedule 6.01(a);

(v) Liens on property of a person existing at the time such person is merged into or consolidated with Alcoa or a Restricted Subsidiary or at the time such person becomes a Subsidiary of Alcoa through the direct or indirect acquisition of capital stock of such person by Alcoa or at the time of a sale, lease or other disposition of the properties of a person as an entirety or substantially as an entirety to Alcoa or a Restricted Subsidiary;

(vi) Liens on any property owned by Alcoa or any Restricted Subsidiary, in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens;

(vii) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves are maintained by the applicable financial statements in accordance with GAAP; and

(viii) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of the Liens referred to in clauses (i) through (vi) of this Section 6.01(a); provided, however, that each such extension, renewal or replacement is limited to all or a part of the property which secured the Lien so extended, renewed or replaced (and any improvements thereon).

(b) Notwithstanding paragraph (a) of this Section 6.01 and in addition to the Liens permitted thereunder, each Borrower and any Restricted Subsidiary may create or incur Liens which would otherwise be subject to the foregoing restrictions to secure Indebtedness for borrowed money in an aggregate amount which does not at the time exceed 10% of the Consolidated Net Tangible Assets of Alcoa and its consolidated Subsidiaries at such time.

SECTION 6.02. Consolidation, Merger, Sale of Assets, etc. Consolidate or merge with or into any other person or sell, lease or transfer all or substantially all of its property and assets, or agree to do any of the foregoing, unless (a) no Default or Event of Default has occurred and is continuing or would result immediately after giving effect thereto, (b) if such Borrower is not the surviving corporation or if such Borrower sells, leases or transfers all or substantially all of its property and assets, Alcoa or the surviving corporation or the person purchasing or being leased the assets agrees to be bound by the terms and provisions applicable to such Borrower hereunder, and (c)(i) in the case of Alcoa, immediately after such transaction, individuals who were directors of Alcoa during the twelve month period prior to such merger, sale or lease (together with any replacement or additional directors whose election was recommended by or who were elected by a majority of directors then in office) constitute the Board of Directors of the surviving corporation or the person purchasing or being leased the assets and (ii) in the case of a Borrowing Subsidiary, (A) the surviving corporation or the person purchasing or being leased the assets is Alcoa or a wholly-owned Subsidiary of Alcoa and (B) if the surviving corporation or such person is not Alcoa, Alcoa agrees to guarantee pursuant to Article VIII the obligations of such person under this Agreement.

SECTION 6.03. Financial Undertaking. In the case of Alcoa, permit the aggregate Indebtedness of Alcoa and its consolidated Subsidiaries, after eliminating intercompany items, to exceed 150% of Consolidated Net Worth of Alcoa and its consolidated Subsidiaries.

SECTION 6.04. Change in Business. In the case of Alcoa, together with its consolidated Subsidiaries, cease to be primarily engaged in lightweight metals technology, engineering and manufacturing, and any other business activities reasonably incidental, complementary or related thereto.

ARTICLE VII

EVENTS OF DEFAULT

In case of the happening of any of the following events (“Events of Default”):

(a) any Borrower shall default in the payment when due of any principal of any Loan or any Reimbursement Obligation and, if such default shall result from the failure of any third party payments system used by such Borrower, such default shall continue for a period of two Business Days;

(b) any Borrower shall fail to pay when due any interest, fee or other amount payable under this Agreement or Alcoa shall fail to pay any amount due under Article VIII upon demand therefor, and, in each case, such failure shall continue for a period of five Business Days;

(c) any representation or warranty made or deemed made by a Borrower under this Agreement or any statement made by a Borrower in any financial statement, certificate, report, exhibit or document furnished by or on behalf of such Borrower in connection with this Agreement shall prove to have been false or misleading in any material respect as of the time when made and, if such representation or warranty is able to be corrected, such representation or warranty is not corrected within 20 days after such Borrower’s knowledge that it was false or misleading;

(d) any Borrower shall default in the performance or observance of any covenant contained in Section 5.02, Section 5.06(a), Section 5.08 or Article VI;

(e) any Borrower shall default in the performance or observance of any covenant or agreement under this Agreement (other than those specified in paragraphs (a), (b) and (d) above) and such default shall continue for a period of 30 days after notice from the Administrative Agent;

(f) any Borrower shall (i) (A) default in the payment of any principal or interest beyond any period of grace provided with respect thereto, due in respect of any Indebtedness in a principal amount in excess of $100,000,000, or (B) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any Indebtedness in a principal amount in excess of $100,000,000, if the effect of any such default or failure referred to in this clause (i) is to cause such Indebtedness to become due prior to its stated maturity; or (ii) default in the payment at maturity of any principal in respect of any Indebtedness in a principal amount in excess of $100,000,000;

(g) a proceeding shall have been instituted or a petition filed in respect of a Borrower:

(i) seeking to have an order for relief entered in respect of such Borrower, or seeking a declaration or entailing a finding that such Borrower is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, revocation or forfeiture of charter or Memorandum and Articles of Association, liquidation, reorganization, arrangement, adjustment, composition or other relief with respect to such Borrower, its assets or its debts under any law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar law now or hereafter in effect, or

(ii) seeking appointment of a receiver, trustee, custodian, liquidator, assignee, sequestrator, administrator or other similar official for such Borrower or for all or any substantial part of its property, and such proceeding or petition shall remain undismissed for a period of 90 consecutive days or an order or decree approving any of the foregoing shall be entered;

(h) any Borrower shall become insolvent, shall become generally unable to pay its debts as they become due, shall voluntarily suspend transaction of its business generally or as a whole, shall make a general assignment for the benefit of creditors, shall institute a proceeding described in clause (g)(i) above or shall consent to any order or decree described therein, shall institute a proceeding described in clause (g)(ii) above or shall consent to any such appointment or to the taking of possession by any such official of all or any substantial part of its property whether or not any such proceeding is instituted, shall dissolve, wind-up or liquidate itself or any substantial part of its property or shall take any action in furtherance of any of the foregoing;

(i) any of the following shall have occurred: (i) any person or group of persons shall have acquired beneficial ownership of a majority in interest of the outstanding Voting Stock of Alcoa (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 and the applicable rules and regulations thereunder), (ii) during any period of 25 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 25 month period were directors of Alcoa (together with any replacement or additional directors whose election was recommended by or who were elected by a majority of directors then in office) cease to constitute a majority of the Board of Directors of Alcoa or (iii) any person or group of related persons shall acquire all or substantially all of the assets of Alcoa provided, however, that a change in control of Alcoa shall not be deemed to have occurred pursuant to clause (iii) of this paragraph (i) if Alcoa shall have merged or consolidated with or transferred all or substantially all of its assets to another person in compliance with the provisions of Section 6.02 and the ratio represented by the total assets of the surviving person, successor or transferee divided by such person’s stockholders’ equity, in each case as determined and as would be shown in a consolidated balance sheet of such person prepared in accordance with GAAP (the “Leverage Ratio” of such person) is no greater than the then Leverage Ratio of Alcoa immediately prior to such event;

(j) an ERISA Event or ERISA Events shall have occurred with respect to any Plan or Plans, or any Foreign Plan or Foreign Plans, that reasonably could be expected to result in liability of any Borrower to the PBGC or other Governmental Authority or to a Plan or Foreign Plan in an aggregate amount exceeding $100,000,000 and, within 30 days after the reporting of any such ERISA Event to the Administrative Agent or after the receipt by the Administrative Agent of the statement required pursuant to Section 5.07(b), the Administrative Agent shall have notified Alcoa in writing that (i) the Required Lenders have made a determination that, on the basis of such ERISA Event or ERISA Events or the failure to make a required payment, there are reasonable grounds (A) for the termination of such Plan or Plans, or such Foreign Plan or Foreign Plans, by the PBGC or other Governmental Authority, (B) for the appointment either by the appropriate United States District Court of a trustee to administer such Plan or Plans or by an applicable court of law outside the United States of a trustee to administer such Foreign Plan or Foreign Plans or (C) for the imposition of a lien in favor of a Plan or Foreign Plan and (ii) as a result thereof an Event of Default exists hereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan or Plans or by an applicable court of law outside the United States of a trustee to administer such Foreign Plan or Foreign Plans; or the PBGC or other Governmental Authority shall institute proceedings to terminate any Plan or Plans or any Foreign Plan or Foreign Plans;

(k) (i) any Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) such Borrower or such ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not in fact contesting such Withdrawal Liability in a timely and appropriate manner and does not have adequate reserves set aside against such Withdrawal Liability and (iii) the amount of the Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date or dates of such notification), exceeds $100,000,000 or requires payments exceeding $50,000,000 in any calendar year;

(l) any Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if solely as a result of such reorganization or termination the aggregate annual contributions of such Borrower and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or have been or are being terminated have been or will be increased over the amounts required to be contributed to such Multiemployer Plans for their most recently completed plan years by an amount exceeding $100,000,000;

(m) one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 shall be rendered against any Borrower or any Subsidiary of any Borrower or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed (unless an appeal or writ of certiorari is being diligently prosecuted), or any action shall be legally taken by a judgment creditor or creditors holding judgments which in the aggregate exceed $100,000,000 to levy upon assets or properties of any Borrower or any Subsidiary of a Borrower to enforce any such judgment; or

(n) Alcoa’s guarantee under Article VIII and/or a Borrowing Subsidiary’s guarantee under its Subsidiary Guarantee (if any) shall for any reason fail or cease to be valid and binding on, or enforceable against, Alcoa or such Borrowing Subsidiary, as applicable, or Alcoa or any other Borrower shall so state in writing; or

(o) any provision of any Loan Document (other than Alcoa’s guarantee under Article VIII or a Borrowing Subsidiary’s guarantee under any Subsidiary Guarantee (if any)) after delivery thereof shall for any reason fail or cease to be valid and binding on, or enforceable against, any Borrower party thereto, or Alcoa or any other Borrower shall so state in writing, but only if such events or circumstances, individually or in the aggregate, result in a Material Adverse Effect; or

then, and in every such event (other than an event described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by written notice to Alcoa, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the obligation of each Lender to make any Loan and each Issuer to Issue any Letter of Credit shall immediately terminate, and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities accrued hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Borrower, anything contained herein to the contrary notwithstanding; and in any event described in paragraph (g) or (h) above, (x) the Commitment of each Lender to make Loans and the commitments of each Lender and Issuer to Issue or participate in Letters of Credit shall each automatically be terminated and (y) the Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Borrower, anything contained herein to the contrary notwithstanding.

At any time and from time to time (i) upon and after the last Maturity Date to occur or (ii) as may be required by Section 2.11(b), Section 2.11(d) or Section 2.23(b), the Borrowers shall pay to the Administrative Agent in immediately available funds at the Administrative Agent’s office referred to in Section 10.01, for deposit in a cash collateral account maintained with the Administrative Agent, the amount required so that, after such payment, the aggregate funds on deposit in such cash collateral accounts at any time equals or exceeds 105% of the Dollar Equivalent of all outstanding Letter of Credit Obligations. The Administrative Agent may, from time to time after funds are deposited in such cash collateral account, apply funds then held in such cash collateral account to the payment of any amounts as shall have become or shall become due and payable by any Borrowers to any Issuer or Lender in respect of the Letter of Credit Obligations. The Administrative Agent shall promptly give written notice of any such application to Alcoa; provided, however, that the failure to give such written notice shall not invalidate any such application. The Administrative Agent shall return to Alcoa all funds remaining in such cash collateral account promptly after the payment in full of all outstanding Letter of Credit Obligations.

ARTICLE VIII

GUARANTEE

In order to induce the Administrative Agent, the Lenders and the Issuers to execute and deliver this Agreement and to make and maintain the Loans and to Issue Letters of Credit:

(a) Alcoa unconditionally and irrevocably guarantees, as a principal obligor and not merely as a surety, the due and punctual payment and performance of all Borrowing Subsidiaries Obligations. Alcoa further agrees that the Borrowing Subsidiaries Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound upon the provisions of this Article VIII notwithstanding any extension or renewal of any Borrowing Subsidiary Obligation.

(b) Alcoa waives presentation to, demand of payment from and protest to any Borrowing Subsidiary of any of the Borrowing Subsidiaries Obligations, and also waives notice of acceptance of the guarantee set forth in this Article VIII and notice of protest for nonpayment. The obligations of Alcoa hereunder shall not be affected by (i) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of this Agreement or any guarantee; (ii) any extension or renewal of any provision of this Agreement or any guarantee; or (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement or any guarantee or any other agreement.

(c) Alcoa further agrees that the guarantee set forth in this Article VIII constitutes a guarantee of payment when due and not of collection and waives any right to require that any resort be had by the Administrative Agent or any Lender to the balance of any deposit account or credit on the books of the Administrative Agent or the relevant Lender, as applicable, in favor of any Borrower or any other person.

(d) The obligations of Alcoa hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim or waiver, release, surrender,

alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Borrowing Subsidiaries Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of Alcoa hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy under this Agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Borrowing Subsidiaries Obligations or by any other act or omission which may or might in any manner or to any extent vary the risk of Alcoa or would otherwise operate as a discharge of Alcoa as a matter of law or equity (other than the defense of payment in satisfaction of such Obligation).

(e) Alcoa further agrees that this guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment by any Borrowing Subsidiary to the Administrative Agent or any Lender, or any part thereof, of principal of or interest on such Borrowing Subsidiary Obligation is rescinded or must otherwise be restored by the Administrative Agent or any Lender or any holder of any Borrowing Subsidiaries Obligation upon the bankruptcy or reorganization of such Borrowing Subsidiary or otherwise.

(f) In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against Alcoa by virtue hereof, upon the failure of any Borrowing Subsidiary to pay any Borrowing Subsidiaries Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, Alcoa hereby promises to and will, upon receipt of written demand by the Administrative Agent, promptly pay, or cause to be paid, to such Agent in cash the amount of such unpaid Borrowing Subsidiaries Obligation, and thereupon such Agent shall assign, in any reasonable manner, the amount of the Borrowing Subsidiaries Obligation paid by Alcoa pursuant to this guarantee to Alcoa, such assignment to be pro tanto to the extent to which the Borrowing Subsidiaries Obligation in question was discharged by Alcoa, or make such other disposition thereof as Alcoa shall direct (all without recourse to the Administrative Agent or any Lender and without any representation or warranty by the Administrative Agent or Lender).

Upon payment by Alcoa of any sums to the Administrative Agent as provided above, all rights of Alcoa against the Borrowing Subsidiaries arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full of all the Borrowing Subsidiaries Obligations.

ARTICLE IX

THE ADMINISTRATIVE AGENT

SECTION 9.01. Authorization and Action. (a) Each Lender and each Issuer hereby appoints Citi as the Administrative Agent hereunder and each Lender and each Issuer authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuer hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b) As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and each Issuer; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to personal liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders and the Issuers with respect to such action or (ii) is contrary to this Agreement or applicable law including, without limitation, any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors. The Administrative Agent agrees to give to each Lender and each Issuer prompt notice of each notice given to it by any Borrower pursuant to the terms of this Agreement or the other Loan Documents.

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuers except to the limited extent provided in Section 2.05(c) and Section 10.04(b), and its duties are entirely administrative in nature. The Administrative Agent does not assume and shall not be deemed to have assumed any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuer or holder of any other Obligation. The Administrative Agent may perform any of its duties under any Loan Document by or through its agents or employees.

(d) In the event that Citi or any of its Affiliates is or becomes an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by any Borrower, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any Obligation of such Borrower hereunder or under any other Loan Document by or on behalf of Citi in its capacity as such for the benefit of any Borrower under any Loan Document (other than Citi or an Affiliate of Citi) and which is applied in accordance with the Loan Documents is exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.

(e) Neither the Syndication Agent nor any Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity.

SECTION 9.02. Administrative Agent’s Reliance, Etc. None of the Administrative Agent, any of its Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such person. Without limiting the foregoing, the Administrative Agent (a) may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 10.04, (b) may rely on the Register to the extent set forth in Section 2.05 and Section 10.04(b), (c) may consult with legal counsel (including counsel to the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (d) makes no warranty or representation to any Lender or Issuer and shall not be responsible to any Lender or Issuer for any statements, warranties or representations made by or on behalf of any Borrower in or in connection with this Agreement or any other Loan Document, (e) shall not have any duty to ascertain or to inquire either as to the performance or observance of any term, covenant or condition of this Agreement or any other Loan Document, as to the financial condition of any Borrower or as to the existence or possible existence of any Default or Event of Default and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which writing may be a telecopy or electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 9.03. Posting of Communications. (a) Alcoa and each other Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated, or otherwise chooses to, furnish to the Administrative Agent pursuant to any Loan Document or in connection with the transactions contemplated therein, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing (including any election of an interest rate or Interest Period relating thereto) or Letter of Credit Request, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled payment date therefor, (iii) relates to a termination or a reduction of Commitments pursuant to Section 2.10, 2.23(d) or 10.04(h), (iv) relates to the designation of a Borrowing Subsidiary pursuant to Section 10.04(f), (v) provides notice of any Default or Event of Default, (vi) is required to be delivered to satisfy any condition precedent under Article IV or (vii) in accordance with Section 5.01, including clauses (a), (b) and (d) of such Section, is deemed to have been delivered if it is made available on the website of the SEC (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com.

(b) Alcoa and each other Borrower further agrees that the Administrative Agent may, but shall not be obligated to, make the Communications available to the Lenders and the Issuers by posting the Communications on IntraLinksTM, DebtDomain or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(c) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuers and each Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuers and each Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(d) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE,

NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, THE SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ALCOA, ANY OTHER BORROWER, ANY LENDER, ANY ISSUER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ALCOA’S OR ANY OTHER BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET.

(e) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its Email address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender and each Issuer agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and each Issuer agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s or Issuer’s (as applicable) Email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such Email address.

(f) Each of the Lenders, each of the Issuers and each Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(g) Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuer to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.04. The Administrative Agent Individually. With respect to its Ratable Portion, Citi shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuer. The terms “Issuers”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuer or as one of the Required Lenders. Citi and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with, any Borrower as if Citi were not acting as the Administrative Agent.

SECTION 9.05. Indemnification. Each Lender agrees to indemnify the Administrative Agent and each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Borrowers, but without affecting the Borrowers’ reimbursement obligation), from and against such Lender’s aggregate ratable share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, the Administrative Agent or any of its Affiliates, directors, officers, employees, agents and advisors in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Administrative Agent under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent any of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of the Administrative Agent or such Affiliate. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrowers.

SECTION 9.06. Successor Administrative Agent. (a) The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and Alcoa, whether or not a Successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, selected from among the Lenders. In either case, such appointment shall be subject to the prior written approval of Alcoa (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the earlier of (x) the date that is 30 days after the giving by the existing Administrative Agent of a resignation notice pursuant to this Section 9.06 and (y) the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. After such resignation, the retiring Administrative Agent shall continue to have the benefit of this Article IX as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

(b) In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, the Issuer may, upon prior written notice to Alcoa and the Administrative Agent, resign as Issuer effective at the close of business New York time on a date specified in such notice (which date may not be less than 30 days after the date of such notice); provided that such resignation by the Issuer will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of any Borrower or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to the Issuer.

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Notices. Except as provided in Section 9.03, notices and other communications provided for herein shall (unless deemed to have been delivered in accordance with Section 5.01) be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or email as follows:

(a) if to Alcoa or a Borrowing Subsidiary, to Alcoa Inc. at 390 Park Avenue, New York, New York 10022-4608, Attention of Vice President & Treasurer (Telecopy No. 212-836-2807);

(b) if to the Administrative Agent, to Citibank, N.A. at 1615 Brett Road, Building #3, New Castle, Delaware, 19720, Attention: Bank Loans Syndications Department, (Telecopy No: 212-994-0961; email: GLAgentOfficeOps@citi.com); and

(c) if to a Lender or an Issuer, to it at its address (or telecopy number) set forth in the applicable Administrative Questionnaire or in the Assignment and Assumption or, in the case of an Issuer, the applicable assignment document pursuant to which such Issuer shall have become a party hereto.

Any party may subsequently change its notice address by written notice to the other parties as herein provided. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered during normal business hours (and otherwise shall be deemed to have been given on the following date) and if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party to the Administrative Agent and each Borrower given in accordance with this Section 10.01.

Notices and other communications to the Lenders and Issuers hereunder may be delivered or furnished by electronic communications pursuant to procedures set forth in Section 9.03 or otherwise approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender or Issuer; provided further that any Lender or any Issuer may, upon request, receive a hard copy delivery of any or all such notices. The Administrative Agent or Alcoa may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures set forth in Section 9.03 or otherwise approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Any notice hereunder shall be effective upon receipt. Any notice or other communication received on a day which is not a Business Day or after business hours in the place of receipt shall be deemed to be served on the next following Business Day in such place. Any notice given to Alcoa shall be deemed to have been duly given to each other Borrower at the same time and in the same manner.

SECTION 10.02. Survival of Agreement. All covenants, agreements, representations and warranties made by any Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lenders and the Issuers and shall survive the making by the Lenders of the Loans and the Issuers’ Issuance of Letters of Credit, regardless of any investigation made by the Lenders or the Issuers or on their behalf, and shall continue in full force and effect as long as any Obligation remains outstanding and unpaid and so long as the Commitments have not been terminated.

SECTION 10.03. Binding Effect. This Agreement shall become effective when it shall have been executed by Alcoa and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each Lender and each Issuer, and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent, each Lender and each Issuer and their respective successors and assigns, except that none of the Borrowers shall have the right to assign its rights hereunder or any interest herein without the prior consent of all the Lenders and each Issuer.

SECTION 10.04. Successors and Assigns; Additional Borrowing Subsidiaries and Subsidiary Guarantees. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder (except as provided in Section 10.04(f)) without the prior written consent of each Lender and each Issuer (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender or Issuer may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Lenders and the Issuers) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than to any Borrower or any Borrower’s Subsidiary or Affiliate or to any natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its rights and obligations with respect to its Commitment, the Loans and the Letters of Credit) to (1) any other Lender or an Affiliate of such Lender or (2) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) Alcoa, provided that no consent of Alcoa shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under clause (a), (b), (g) or (h) of Article VII has occurred and is continuing, any other assignee; and

(B) the Administrative Agent and each Issuer.

(ii) Assignments shall be subject to the following conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or an integral multiple thereof, unless each of Alcoa and the Administrative Agent otherwise consent, provided that no such consent of Alcoa shall be required if an Event of Default under clause (a), (b), (g) or (h) of Article VII has occurred and is continuing);

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided, that the Administrative Agent may, in its sole discretion, elect to waive such fee in the case of any assignment;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E) in the case of an assignment to a CLO (as defined below), the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement; provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver described in the proviso to Section 10.08(b) that affects such CLO.

For purposes of this Section 10.04(b), the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” shall mean (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“CLO” shall mean any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto with respect to the interests assumed and, to the extent of the interest assigned under such Assignment and Assumption, have the rights and obligations of a Lender and if such Lender is an Issuer, as Issuer under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.14, 2.18 and 10.05).

(iv) The Administrative Agent shall maintain at its address referred to in Section 10.01 a copy of each Assignment and Assumption delivered to and accepted by it and shall record in the Register the names and addresses of the Lenders and Issuers and the principal amount of the Loans and Reimbursement Obligations owing to each Lender from time to time and the Commitments of each Lender. Any assignment pursuant to this Section 10.04 shall not be effective until such assignment is recorded in the Register.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall promptly (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give notice thereof to Alcoa. No assignment shall be effective for purposes of this Agreement until it has been recorded in the Register as provided in this paragraph.

(vi) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth above, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Alcoa and the Administrative Agent, the applicable pro rata share of the Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuer and each other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Ratable Portion of all Loans and participations in Letters of Credit. Notwithstanding the foregoing, in the event that any assignment of rights of any Defaulting Lender hereunder becomes effective under applicable law without compliance with the provisions of this clause (vi), then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c) (i) Any Lender may, without the consent of any Borrower, the Administrative Agent or any Issuer, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its rights and obligations with respect to its Commitment, the Loans and Letters of Credit); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the other Lenders and the Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 10.08(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, Alcoa agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.14 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16 as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.12, 2.14 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Alcoa’s prior written consent or unless the right to a greater payment results from a change in law after the Participant becomes a Participant with respect to such participation.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority, and the other provisions of this Section 10.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Any Issuer may at any time assign its rights and obligations hereunder to any other Lender by an instrument in form and substance satisfactory to Alcoa, the Administrative Agent, such Issuer and such Lender, subject to the provisions of Section 2.05(c) relating to notations of transfer in the Register. If any Issuer ceases to be a Lender hereunder by virtue of any assignment made pursuant to this Section, then, as of the effective date of such cessation, such Issuer’s obligations to Issue Letters of Credit pursuant to Section 2.22 shall terminate and such Issuer shall be an Issuer hereunder only with respect to outstanding Letters of Credit issued prior to such date.

(f) Unless an Event of Default has occurred and is continuing, Alcoa at any time and from time to time, upon not less than 15 Business Days’ notice to the Administrative Agent, each Lender and each Issuer, may designate any wholly-owned Subsidiary to be a Borrowing Subsidiary upon the completion of the following: (i) each of Alcoa and such Subsidiary shall have executed and delivered to the Administrative Agent a Designation of Borrowing Subsidiary and (ii) such Subsidiary shall have complied with Section 4.04, whereupon (A) such Subsidiary shall become a party hereto and shall have the rights and obligations of a Borrowing Subsidiary hereunder and (B) the obligations of such Subsidiary shall become part of the Borrowing Subsidiaries Obligations and the guarantee of Alcoa pursuant to Article VIII hereof shall apply thereto to the same extent that it applies to the other Borrowing Subsidiaries Obligations, if any (the date on which any such designation shall occur being called a “Designation Date”). Following the giving of notice pursuant to the first sentence of this paragraph, if the designation of such Borrowing Subsidiary obligates the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, Alcoa shall, promptly upon the request of the Administrative Agent or any Lender, supply such documentation or other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender, as applicable, to comply with “know your customer” and other applicable laws and regulations.

(g) If Alcoa shall designate as a Borrowing Subsidiary hereunder any Subsidiary not organized under the laws of the United States or any State thereof, any Lender may, with notice to the Administrative Agent and Alcoa, fulfill its Commitment by causing an Affiliate of such Lender to act as the Lender in respect of such Borrowing Subsidiary (and such Lender shall, to the extent of Loans made to such Subsidiary Borrower, be deemed for all purposes hereof to have pro tanto assigned such Loans to such Affiliate in compliance with the provisions of this Section 10.04). Upon receiving such notice, the Administrative Agent shall record the relevant information in the Register pursuant to Section 10.04(b)(v) and Section 2.05(b).

(h) As soon as practicable after receiving notice from Alcoa or the Administrative Agent of Alcoa’s intent to designate a wholly-owned Subsidiary as a Borrowing Subsidiary, and in any event no later than five Business Days after the delivery of such notice, with respect to a Borrowing Subsidiary that is organized under the laws of a jurisdiction other than of the United States or a political subdivision thereof, any Lender or Issuer that may not legally lend to, establish credit for the account of and/or do any business whatsoever with such Borrowing Subsidiary, directly or through an Affiliate of such Lender as provided in clause (g) above (each such Lender, a “Protesting Lender”), shall so notify Alcoa and the Administrative Agent in writing. With respect to each Protesting Lender, Alcoa shall, effective on or before the date that such Borrowing Subsidiary shall have the right to borrow hereunder, either (i) notify the Administrative Agent and such Protesting Lender that the Commitments of such Protesting Lender and in the case of any Protesting Lender that is an Issuer, that the commitment of such Issuer to Issue Letters of Credit hereunder, shall be terminated; provided that such Protesting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and/or Reimbursement Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Alcoa or the relevant Borrowing Subsidiary (in the case of all other amounts), or (ii) cancel its request to designate such Subsidiary as a “Borrowing Subsidiary” hereunder.

(i) In the event that any Borrowing Subsidiary shall at any time become a guarantor of Alcoa’s obligations pursuant to and in accordance with the provisions of the Bridge Loan Agreement, Alcoa shall promptly (and in any event within 10 days) cause such Borrowing Subsidiary to execute and deliver to the Administrative Agent a Subsidiary Guarantee (and in connection therewith, provide to the Administrative Agent such documents with respect to such Borrowing Subsidiary corresponding to those set forth in Section 4.01(c)(ii)-(v)). Any Borrowing Subsidiary that has executed and delivered a Subsidiary Guarantee pursuant to this Section 10.04(i) shall be automatically released, without any further action, from its Subsidiary Guarantee if such Borrowing Subsidiary shall at any time cease to guaranty Alcoa’s obligations pursuant to the Bridge Loan Agreement.

SECTION 10.05. Expenses; Indemnity. (a) The Borrowers agree upon demand to pay, or reimburse the Administrative Agent, the Syndication Agent and each of the Arrangers for all of each such person’s reasonable and documented out-of-pocket costs and expenses of every type and nature (including the reasonable fees, expenses and disbursements of the Administrative Agent’s counsel, Weil, Gotshal & Manges LLP) and for documentary taxes and other charges incurred by each such person in connection with any of the following: (i) the Administrative Agent’s negotiation or execution of any Loan Document, (ii) the preparation, negotiation, execution or interpretation of this Agreement (including the satisfaction or attempted satisfaction of any condition set forth in Article IV), any Loan Document or any proposal letter or commitment letter issued in connection therewith, or the making of the Loans hereunder, (iii) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect to the Administrative Agent’s rights and responsibilities hereunder and under the other Loan Documents, (iv) the protection, collection or enforcement of any Obligation or the enforcement of any Loan Document, (v) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, this Agreement or any other Loan Document, (vi) the response to, and preparation for, any subpoena or request for document production with which the Administrative Agent is served or deposition or other proceeding in which the Administrative Agent is called to testify, in each case, relating in any way to the Obligations, this Agreement or any other Loan Document or (vii) any amendment, consent, waiver, assignment, restatement, or supplement to any Loan Document or the preparation, negotiation and execution of the same.

(b) The Borrowers further agree to pay or reimburse the Administrative Agent and each of the Lenders and Issuers upon demand for all out-of-pocket costs and expenses, including reasonable attorneys’ fees (which shall be limited to one primary counsel and one local counsel per each applicable jurisdiction), incurred by the Administrative Agent or such Lenders or Issuers in connection with any of the following: (i) in enforcing any Loan Document or Obligation or exercising or enforcing any other right or remedy available by reason of an Event of Default, (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding with respect to Alcoa or any other Borrower, (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, any of the Borrowers’ respective Subsidiaries and related to or arising out of the transactions contemplated hereby or by any other Loan Document or (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clause (i), (ii) or (iii) above.

(c) The Borrowers agree to hold harmless the Administrative Agent, each Lender, each Issuer, the Syndication Agent, each Arranger and each of their respective affiliates and each of their respective officers, directors, employees, agents, advisors, attorneys and representatives (each, an “Indemnitee”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel (which shall be limited to one primary counsel and one local counsel per each applicable jurisdiction for the Administrative Agent, the Syndication Agent, any Lender or any Issuer, unless, in the reasonable opinion of the Administrative Agent, representation of all such Indemnitees would be inappropriate due to an actual or potential conflict of interest, in which case there shall be permitted one additional counsel for such affected Indemnitees)), joint or several, that may be incurred by or asserted or awarded against any Indemnitee (including in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense in connection therewith), in each case arising out of or in connection with or by reason of this Agreement, the other Loan Documents, or any actual or proposed use of the proceeds of the Facility, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its officers, directors, employees or agents. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section applies, such indemnity shall be effective, whether or not such investigation, litigation or proceeding is brought by Alcoa, any other Borrower or any of their respective directors, security holders or creditors, an Indemnitee or any other person, or an Indemnitee is otherwise a party thereto and whether or not the transactions contemplated by this Agreement are consummated. No Indemnitee shall have any liability (whether in contract, tort or otherwise) to Alcoa, any other Borrower or any of their respective security holders or creditors for or in connection with the transactions contemplated by this Agreement, except to the extent such liability is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence or willful misconduct. In no event, however, shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). Each Borrower hereby waives, releases and agrees (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(d) The provisions of this Section 10.05 and any other indemnification or other protection provided to any Indemnitee pursuant to this Agreement shall (i) remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment in full of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement, or any investigation made by or on behalf of the Administrative Agent or Lender, and (ii) inure to the benefit of any person that was at the time such claim arose an Indemnitee under this Agreement or any other Loan Document. The Administrative Agent, each Lender and each Issuer agrees to use commercially reasonable efforts to promptly notify Alcoa of any claims for indemnification or other protection under this Section 10.05; provided, however, that any failure by such person to deliver any such notice shall not relieve Alcoa or any other Borrower from its obligations under this Section 10.05. All amounts due under this Section 10.05 shall be payable on written demand therefor, but shall be subject to the requirements of reasonableness and documentation as set forth herein.

SECTION 10.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each Issuer is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuer or its Affiliates to or for the credit or the account of any Borrower against any of and all the Obligations of such Borrower (or, in the case of Alcoa, any of and all the Obligations of any Borrower) now or hereafter existing under this Agreement held by such Lender or such Issuer, irrespective of whether or not such Lender or such Issuer shall have made any demand under this Agreement or otherwise and although such obligations may be unmatured. The rights of each Lender and each Issuer under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender or such Issuer may have; provided, however, that in the event that any Defaulting Lender exercises any such right of setoff (i) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.23, and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuer and the Lenders and (ii) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such rights of setoff. Each Lender agrees promptly to notify Alcoa after any such set-off and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 10.06 are in addition to the other rights and remedies (including other rights of set-off) that such Lender may have.

SECTION 10.07. Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

SECTION 10.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, any Lender or any Issuer in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Lenders and the Issuers hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Borrower in any case shall entitle such Borrower to any further notice or shall entitle such Borrower or any other Borrower to notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of any principal payment date or date for the payment of any interest on any Loan or date fixed for payment of any Facility Fee, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender affected thereby, (ii) change or extend the Commitment or decrease the Facility Fee of any Lender without the prior written consent of such Lender, (iii) release any Borrower from its obligations to repay the principal amount of any Loan or Reimbursement Obligation owing to such Lender (other than by the payment or prepayment thereof) without the prior written consent of such Lender, (iv) amend or modify the provisions of Sections 2.14 and 2.15, the provisions of Article VIII, the provisions of this Section or the definition of “Required Lenders”, without the prior written consent of each Lender, (v) amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent or (vi) amend, modify or otherwise affect the rights or duties of an Issuer under Section 2.22 without the prior written consent of such Issuer. Each Lender, each Issuer and each assignee thereof shall be bound by any waiver, consent, amendment or modification authorized by this Section. Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

SECTION 10.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable to such Lender, together with all Charges payable to such Lender, shall be limited to the Maximum Rate.

SECTION 10.10. Entire Agreement. This Agreement and any fee arrangements related hereto constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the fee arrangements related hereto.

SECTION 10.11. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.11.

SECTION 10.12. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 10.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 10.03.

SECTION 10.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 10.15. Jurisdiction, Consent to Service of Process. (a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding will be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.

(b) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d) To the extent that any party hereto has, or hereafter may be entitled to claim, any immunity (whether sovereign or otherwise) from suit, jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself, such party hereby waives such immunity in respect of its obligations hereunder and any other Loan Document to the fullest extent permitted by applicable law and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section 10.15(d) shall be effective to the fullest extent now or hereafter permitted under the Foreign Sovereign Immunities Act of 1976 (as amended, and together with any successor legislation) and are, and are intended to be, irrevocable for purposes thereof.

SECTION 10.16. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may legally and effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency in The City of New York, on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent, any Lender or any Issuer hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender or Issuer, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender or such Issuer, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender or Issuer from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender or such Issuer, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender or Issuer in such currency the Administrative Agent or such Lender or Issuer, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other person who may be entitled thereto under applicable law).

SECTION 10.17. National Security Laws. (a) Each Lender and each Issuer hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Act.

(b) Notwithstanding any other provision of this Agreement, no Lender or Issuer will assign its rights and obligations under this Agreement, or sell participations in its rights and/or obligations under this Agreement, to any person who is (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation or (ii) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar executive orders.

SECTION 10.18. Confidentiality. Each Lender, each Issuer, the Administrative Agent, the Syndication Agent and each Arranger agree to use all reasonable efforts to keep information obtained by it pursuant hereto and the other Loan Documents (other than such information that is made public by Alcoa or any of its Affiliates) confidential in accordance with such person’s customary practices and agrees that it shall not disclose any such information other than (a) to such person’s respective Affiliates and their respective employees, representatives and agents that are or are expected to be involved in the evaluation of such information in connection with the Transactions contemplated by this Agreement and are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to such person on a non-confidential basis from a source other than Alcoa, the other Borrowers or any advisor, agent, employee or other representative thereof in each case that identified itself as such, (c) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulators or auditors, (d) to current or prospective assignees, participants and Approved Funds, grantees described in Section 10.04, any direct or indirect contractual counterparties to any swap or derivative transaction relating to any Borrower and its

Obligations, and to their respective legal or financial advisors, in each case and to the extent such assignees, participants, Approved Funds, grantees or counterparties are instructed to comply with, and to cause their advisors to comply with, the provisions of this Section 10.18 or other provisions at least as restrictive as the provisions of this Section 10.18, (e) to any rating agency when required by it, provided, however, that, prior to any such disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Alcoa or the other Borrowers received by it from either the Administrative Agent or the Syndication Agent, any of the Arrangers, any Lender or any Issuer, (f) disclosures in connection with the exercise of any remedies hereunder or under any other Loan Document and (g) disclosures required or requested by any governmental agency or representative thereof or by the National Association of Insurance Commissioners or pursuant to legal or judicial process. Notwithstanding any other provision in this Agreement, the Administrative Agent hereby agrees that the Borrowers (and each of their respective officers, directors, employees, accountants, attorneys and other advisors) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Facility and the transactions contemplated hereby and all materials of any kind (including opinions and other tax analyses) that are provided to it relating to such U.S. tax treatment and U.S. tax structure.

SECTION 10.19. Waiver of Notice Period Under Existing Five-Year Credit Agreement. The requirements under the Existing Five-Year Credit Agreement to provide prior written notice with respect to the termination of the “Total Commitment”, as such term is defined in the Existing Five-Year Credit Agreement, is hereby waived.

[Signature pages follow]

IN WITNESS WHEREOF, Alcoa, the Administrative Agent, the Syndication Agent, the Lenders and the Issuers have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

ALCOA INC.

by	/s/ Peter Hong
	Name:	Peter Hong
	Title:	Vice President and Treasurer

[SIGNATURE PAGE TO CREDIT AGREEMENT]

CITIBANK, N. A., individually and as Administrative Agent, Lender and Issuer

by	/s/ Michael Vondriska
	Name:	Michael Vondriska
	Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A., individually and as Syndication Agent, Lender and Issuer

by	/s/ Gitanjali Pundir
	Name:	Gitanjali Pundir
	Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

BNP PARIBAS, as a Lender

By:	/s/ NICOLAS RABIER
	Name:	NICOLAS RABIER
	Title:	Managing Director

By:	/s/ Nicole Rodriguez
	Name:	Nicole Rodriguez
	Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH as a Lender

By:	/s/ Michael Spaight
	Name:	Michael Spaight
	Title:	Authorized Signatory

By:	/s/ Lingzi Huang
	Name:	Lingzi Huang
	Title:	Authorized Signatory

[SIGNATURE PAGE TO CREDIT AGREEMENT]

Goldman Sachs Bank USA, as a Lender

By:	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Authorized Signatory

[SIGNATURE PAGE TO CREDIT AGREEMENT]

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Anish Shah
	Name:	Anish Shah
	Title:	Authorized Signatory

[SIGNATURE PAGE TO CREDIT AGREEMENT]

ROYAL BANK OF CANADA

by	/s/ James F. Disher
	Name:	James F. Disher
	Title:	Authorized Signatory

[SIGNATURE PAGE TO CREDIT AGREEMENT]

The Bank of Tokyo-Mitsubishi UFJ, Ltd., as a Lender

By:	/s/ Ravneet Mumick
	Name:	Ravneet Mumick
	Title:	Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

THE ROYAL BANK OF SCOTLAND PLC, as a Lender

By:	/s/ L. Peter Yetman
	Name:	L. Peter Yetman
	Title:	Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

Australia and New Zealand Banking Group Limited, as a Lender

By:	/s/ Robert Grillo
	Name:	Robert Grillo
	Title:	Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

Banco Bilbao Vizcaya Argentaria, S.A. New York Branch, as a Lender

By:	/s/ Brian Crowley
	Name:	Brian Crowley
	Title:	Managing Director

By:	/s/ Luca Sacchi
	Name:	Luca Sacchi
	Title:	Managing Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Lindsay Kim
	Name:	Lindsay Kim
	Title:	Assistant Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Ming K. Chu
	Name:	Ming K. Chu
	Title:	Vice President

By:	Virginia Cosenza
	Name:	Virginia Cosenza
	Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

Intesa Sanpaolo S.p.A., New York Branch as a Lender

By:	/s/ John J. Michalisin
	Name:	John J. Michalisin
	Title:	First Vice President

By:	/s/ William S. Denton
	Name:	William S. Denton
	Title:	Global Relationship Manager

[SIGNATURE PAGE TO CREDIT AGREEMENT]

Mizuho Bank, Ltd. as a Lender

By:	/s/ Leon Mo
	Name:	Leon Mo
	Title:	Authorized Signatory

[SIGNATURE PAGE TO CREDIT AGREEMENT]

Sumitomo Mitsui Banking Corporation, as a Lender

By:	/s/ James D Weinstein
	Name:	James D Weinstein
	Title:	Managing Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

THE BANK OF NEW YORK MELLON, as a Lender

By:	/s/ William M. Feathers
	Name:	William M. Feathers
	Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Kenneth Fieler
	Name:	Kenneth Fieler
	Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

WESTPAC BANKING CORPORATION, as a Lender

By:	/s/ David Brumby
	Name:	David Brumby
	Title:	Executive Director Westpac Americas

[SIGNATURE PAGE TO CREDIT AGREEMENT]

BANCO BRADESCO S.A., NEW YORK BRANCH

By:	/s/ Adrian A. G. Costa
	Name:	B-205 - Adrian A. G. Costa
	Title:	Manager

by:	/s/ Mauro Lopes
	Name:	B-221 Mauro Lopes
	Title:	Manager

[SIGNATURE PAGE TO CREDIT AGREEMENT]

Crédit Agricole Corporate & Investment Bank, as a Lender

By:	/s/ Michael Madnick
	Name:	Michael Madnick
	Title:	Managing Director

By:	/s/ Gordon Yip
	Name:	Gordon Yip
	Title:	Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

Industrial and Commercial Bank of China Limited, New York Branch, as a Lender

By:	/s/ Mr. Qing Hong
	Name:	Mr. Qing Hong
	Title:	Deputy General Manager

[SIGNATURE PAGE TO CREDIT AGREEMENT]

Banco do Brasil, S.A., acting through its New York Branch, as a Lender

By:	/s/ João Carlos Telles
	Name:	João Carlos Telles
	Title:	Deputy General Manager

By:	/s/ Virginia Sampalo
	Name:	Virginia Sampalo
	Title:	Deputy General Manager

[SIGNATURE PAGE TO CREDIT AGREEMENT]

BANK OF CHINA, NEW YORK BRANCH, as a Lender

By:	/s/ Haifeng Xu
	Name:	Haifeng Xu
	Title:	Executive Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

China Merchants Bank Co., Ltd., New York Branch, as a Lender

by	/s/ Rui (Larry) Li
	Name:	Rui (Larry) Li
	Title:	Head of US Group, Corporate Banking

by	/s/ Joseph M. Loffredo
	Name:	Joseph M. Loffredo
	Title:	Assistant General Manager

[SIGNATURE PAGE TO CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ James P. O’Brien
	Name:	James P. O’Brien
	Title:	Assistant Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

Societe Generale, as a Lender

by	/s/ Linda Tam
	Name:	Linda Tam
	Title:	Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

Standard Chartered Bank, as a Lender

By:	/s/ Felipe Macia
	Name:	Felipe Macia
	Title:	Managing Director

By:	/s/ HSING H. HUANG
	Name:	HSING H. HUANG
	Title:	ASSOCIATE DIRECTOR STANDARD CHARTERED BANK NY

[SIGNATURE PAGE TO CREDIT AGREEMENT]

TD Bank, N.A. as a Lender

By:	/s/ Shreya Shah
	Name:	Shreya Shah
	Title:	Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

RIYAD BANK, HOUSTON AGENCY, as a Lender

By:	/s/ William Shepard
	Name:	William Shepard
	Title:	General Manager

By:	/s/ Paul N. Travis
	Name:	Paul N. Travis
	Title:	VP & Head of Corporate Finance

[SIGNATURE PAGE TO CREDIT AGREEMENT]

EXHIBIT A

TO CREDIT AGREEMENT

[FORM OF]

ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION, dated as of             ,          (this “Assignment and Assumption”) (between [NAME OF ASSIGNOR] (the “Assignor”) and [NAME OF ASSIGNEE] (the “Assignee”).

Reference is made to the Credit Agreement, dated as of July 25, 2014 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Alcoa Inc., a Pennsylvania corporation (“Alcoa”), the Lenders and Issuers party thereto, Citibank N.A., as Administrative Agent for the Lenders and Issuers (in such capacity, the “Administrative Agent”), and JPMorgan Chase Bank, N.A., as syndication agent. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The Assignor and the Assignee hereby agree as follows:

1.	As of the Effective Date (as defined below), the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, all of the Assignor’s rights and obligations under the Credit Agreement to the extent related to the amounts and percentages specified in Section 1 of Schedule I hereto (the “Assigned Interest”).

2.	The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all actions necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral thereunder, (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Alcoa or the Borrowers or the performance or observance by Alcoa and the Borrowers of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto and (d) attaches the Note(s), if any, held by the Assignor and requests that the Administrative Agent exchange such Note(s) for a new Note or Notes.

3.

The Assignee (a) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, (b) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (c) agrees to be bound by the terms of the Credit Agreement and perform in accordance with their terms all of the obligations that, by the terms of the Credit Agreement, are required to be performed by it as a Lender, (d) represents and warrants that it (i) has full power and authority, and has taken all actions necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (ii) is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it or the Person exercising discretion in making the decision to acquire the Assigned Interest is experienced in acquiring assets of such type, (e) confirms it has received or has been given the opportunity to receive such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest independently and without reliance upon the Administrative Agent, the Assignor or any Lender, (f) specifies as its Domestic Lending Office (and address for notices) and Eurodollar Lending Office the offices set forth beneath its name on the signature pages hereof and (g) if applicable, attaches two properly completed Forms W-8BEN, W-8ECI or successor or form prescribed by the Internal Revenue Service of the United States, certifying that such Assignee is entitled to receive all payments under the Credit Agreement and the Notes payable to it without deduction or withholding of any United States federal income taxes.

4.	Following the execution of this Assignment and Assumption by the Assignor and the Assignee, it will be delivered to the Administrative Agent (together with an assignment fee in the amount of $3,500 payable by the Assignee to the Administrative Agent if required pursuant to Section 10.04(b) for acceptance and recording by the Administrative Agent. The effective date of this Assignment and Assumption shall be the effective date specified in Section 2 of Schedule I hereto (the “Effective Date”).

5.	Upon such acceptance and recording by the Administrative Agent, then, as of the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations under the Credit Agreement of a Lender and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights (except those surviving the payment in full of the Obligations) and be released from its obligations under the Loan Documents other than those relating to events or circumstances occurring prior to the Effective Date.

6.	Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Loan Documents in respect of the interest assigned hereby (a) to the Assignee, in the case of amounts accrued with respect to any period on or after the Effective Date, and (b) to the Assignor, in the case of amounts accrued with respect to any period prior to the Effective Date.

7.	This Assignment and Assumption shall be governed by, and be construed and interpreted in accordance with, the law of the State of New York.

8.	This Assignment and Assumption may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of this Assignment and Assumption by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.

9.	This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF ASSIGNOR], as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE],
as Assignee

By:
Name:
Title:

Address for notices:

[Insert Address (including contact name, fax number and e-mail address)]

[SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION]

ACCEPTED AND AGREED this day of :

CITIBANK, N.A., as Administrative Agent

By:
Name:
Title:

[NAME OF ISSUER]

By:
Name:
Title:

[ALCOA INC.][1]

By:
Name:
Title:

[1]	If required pursuant to Section 10.04 of the Credit Agreement.

[SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION

SCHEDULE I

TO

ASSIGNMENT AND ASSUMPTION

SECTION 1.

Ratable Portion assigned to Assignee:			%

Commitment assigned to Assignee:	$

Aggregate outstanding principal amount of Loans assigned to Assignee:	$

SECTION 2.

Effective Date:		,

A-I-1

EXHIBIT B

TO CREDIT AGREEMENT

ADMINISTRATIVE QUESTIONNAIRE

Alcoa Inc.

Agent Address:	1615 Brett Road	Return form to:	Citibank, N.A.
	Building #3	Telephone:	212-723-6568
	Attn: Bank Loans	Facsimile:	646-843-3644
	Syndication Department	E-mail:	loanssyndicateteam@citi.com
New Castle, DE 19720

It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly. If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.

Legal Name of Lender to appear in Documentation:

Signature Block Information:

Type of Lender:

(Bank, Asset Manager, Broker/Dealer, CLO/CDO; Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other-please specify)

Lender Parent:

Domestic Address	Eurodollar Address

Contacts/Notification Methods:     Borrowings, Paydowns, Interest, Fees, etc

	Primary Credit Contact	Secondary Credit Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

	Primary Operations Contact	Primary Disclosure Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

	Bid Contact	Primary Disclosure Contact
Name:
Company:
Title:
Address:

Telephone:
Facsimile:
E-Mail Address:

Lender’s Domestic Wire Instructions

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Lender’s Foreign Wire Instructions

Currency:

Bank Name:

Swift/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Agent’s Wire Instructions

Bank Name:	Citibank N.A.

ABA/Routing No.:	021000089

Account Name:	Agency/Medium Term Finance

Account No.:	36852248

Reference:	Alcoa Inc.

Tax Documents

NON-U.S. LENDER INSTITUTIONS:

I. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN-E (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

II. Flow-Through Entities:

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we request that you submit an original Form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned prior to the first payment of income. Failure to provide the proper tax form when requested may subject your institution to U.S. tax withholding.

EXHIBIT C

TO CREDIT AGREEMENT

[FORM OF]

DESIGNATION OF BORROWING SUBSIDIARY

Reference is made to the Credit Agreement dated as of July 25, 2014, as amended, supplemented, restated or otherwise modified or replaced from time to time, the “Credit Agreement”), among Alcoa Inc., a Pennsylvania corporation (“Alcoa”), the Lenders and Issuers party thereto, Citibank, N.A., as Administrative Agent for the Lenders and Issuers, and JPMorgan Chase Bank, N.A., as Syndication Agent. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

1. Pursuant to Section 10.04(f) of the Credit Agreement, Alcoa hereby designates [                    ], a [                    ] [corporation], a wholly-owned Subsidiary of Alcoa (the “Designated Subsidiary”), effective as of              , 20[    ] (the “Designation Date”), as a Borrowing Subsidiary under the Credit Agreement.

2. The Designated Subsidiary hereby makes and agrees to be bound by all the representations, warranties and agreements set forth in Articles III, V and VI of the Credit Agreement. From and after the Designation Date, the Designated Subsidiary shall become a party to the Credit Agreement as a Borrowing Subsidiary with the same force and effect as if originally named as a Borrowing Subsidiary therein and shall have the rights and obligations of a Borrowing Subsidiary thereunder.

3. This Designation of Borrowing Subsidiary is being delivered to the Administrative Agent together with the documents set forth in Section 4.04.

4. This Designation of Borrowing Subsidiary shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Designation of Borrowing Subsidiary shall be governed by and construed in accordance with the laws of the State of New York. This Designation of Borrowing Subsidiary may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of this Designation of Borrowing Subsidiary by telecopier or other electronic communication shall be effective as delivery of a manually executed counterpart of this Designation of Borrowing Subsidiary.

[Signature page follows]

C-1

IN WITNESS WHEREOF, the parties hereto have caused this Designation of Borrowing Subsidiary to be executed by their respective officers thereunto duly authorized.

Alcoa Inc.

By:
Name:
Title:

Date:	, 20[ ]

[Name of Designated Subsidiary], as Designated Subsidiary

By:
Name:
Title:

Date:	, 20[ ]

ACCEPTED AND AGREED this day of 20[ ]:

CITIBANK, N.A., as Administrative Agent

By:
Name:
Title:

[SIGNATURE PAGE TO [NAME OF DESIGNATED SUBSIDIARY] DESIGNATION OF BORROWING SUBSIDIARY]

EXHIBIT D

TO CREDIT AGREEMENT

[FORM OF]

ACCESSION AGREEMENT

ACCESSION AGREEMENT dated as of [—], among [                                        ] (the “Acceding Lender”), ALCOA INC., a Pennsylvania corporation (“Alcoa”), and Citibank, N.A., as administrative agent (the “Administrative Agent”) for the Lenders and Issuers (as defined in the Credit Agreement referred to below).

A. Reference is made to the Five-Year Revolving Credit Agreement dated as of July 25, 2014 (as amended from time to time, the “Credit Agreement”), among Alcoa, the Lenders and Issuers party thereto, Citibank, N.A. (“Citi”), as Administrative Agent for the Lenders and Issuers, and JPMorgan Chase Bank, N.A., as Syndication Agent.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

C. Pursuant to Section 2.20(a) of the Credit Agreement, Alcoa has invited the Acceding Lender, and the Acceding Lender desires, to become a party to the Credit Agreement and to assume the obligations of a Lender thereunder. The Acceding Lender is entering into this Agreement in accordance with the provisions of the Credit Agreement in order to become a Lender thereunder.

Accordingly, the Acceding Lender, Alcoa and the Administrative Agent agree as follows:

SECTION 1. Accession to the Credit Agreement. (a) The Acceding Lender, as of the Effective Date, hereby accedes to the Credit Agreement and shall thereafter have the rights and obligations of a Lender thereunder with the same force and effect as if originally named therein as a Lender.

(b) The Commitment of the Acceding Lender shall equal the amount set forth opposite its signature hereto.

(c) The amount of the Acceding Lender’s Commitment hereby supplements Schedule 2.01(a) to the Credit Agreement.

SECTION 2. Representations and Warranties, Agreements of Acceding Lender, etc. The Acceding Lender (a) represents and warrants that it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to become a Lender under the Credit Agreement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement independently and without reliance upon the Administrative Agent, any other Agent or any Lender; (c) confirms that it will independently and without reliance upon the Administrative Agent, any other Agent or any Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (d) agrees that it will perform, in accordance with the terms of the Credit Agreement, all the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender and (e) irrevocably appoints Citi as Administrative Agent under the Credit Agreement. The Acceding Lender authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Credit Agreement, together with such actions and powers as are reasonably incidental thereto.

SECTION 3. Effectiveness. (a) This Agreement shall become effective as of [—] (the “Effective Date”), subject to the Administrative Agent’s receipt of (i) counterparts of this Agreement duly executed on behalf of the Acceding Lender and Alcoa and (ii) the documents required to be delivered by Alcoa under the penultimate sentence of Section 2.20 of the Credit Agreement.

(b) Upon the effectiveness of this Agreement, the Administrative Agent shall give prompt notice thereof to the Lenders.

SECTION 4. Foreign Lenders. If the Acceding Lender is organized under the laws of a jurisdiction outside the United States, it will provide, following the Effective Date, the forms specified in Section 2.18(g) of the Credit Agreement, at the times specified therein, duly completed and executed by the Acceding Lender.

SECTION 5. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

SECTION 6. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, none of the parties hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Credit Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 10.01 of the Credit Agreement. All communications and notices hereunder to the Acceding Lender shall be given to it at the address set forth under its signature hereto.

[Signature page follows]

IN WITNESS WHEREOF, the Acceding Lender, Alcoa and the Administrative Agent have duly executed this Agreement as of the day and year first above written.

Commitment $[ ]	[Acceding Lender],

by
Name:
Title:
Address:

ALCOA INC.,

by
Name:
Title:

CITIBANK, N.A., as Administrative Agent,

by
Name:
Title:

EXHIBIT E

TO CREDIT AGREEMENT

[FORM OF] LETTER OF CREDIT REQUEST

[NAME OF ISSUER], as an Issuer

under the Credit Agreement referred

to below

[Address]

Attention:

CITIBANK, N.A.,

as Administrative Agent under the

Credit Agreement referred to below

1615 Brett Road, Building #3

Attention: Bank Loans Syndication Department

New Castle, Delaware 19720

Attention: Bank Loan Syndications

Re:	[NAME OF BORROWER] (the “Borrower”)

Reference is made to the Credit Agreement, dated as of July 25, 2014 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Alcoa Inc., the Lenders and Issuers party thereto, Citibank, N.A., as Administrative Agent for the Lenders and Issuers, and JPMorgan Chase Bank, N.A., as Syndication Agent. Capitalized terms used herein and not otherwise defined in this Letter of Credit Request are used herein as defined in the Credit Agreement.

The Borrower hereby gives you notice, irrevocably, pursuant to Section 2.22(c) of the Credit Agreement that the undersigned requests the issuance of a Letter of Credit by [Name of Issuer] in the form of a [standby] [documentary] Letter of Credit for the benefit of [Name of Beneficiary], in the amount of [$        ] [Amount in Euros (the Dollar Equivalent of which is $         as of the date hereof)]. to be issued on              ,          (the “Issue Date”) and having an expiration date of              ,         .

The form of the requested Letter of Credit is attached hereto.

The undersigned hereby certifies that the following statements are true on the date hereof and shall be true on the Issue Date both before and after giving effect thereto:

(a) the representations and warranties set forth in Article III of the Credit Agreement (other than the representations and warranties set forth in Section 3.08, 3.09 and 3.10 of the Credit Agreement) are true and correct in all material respects on and as of the Issue Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; and

(b) no Default or Event of Default has occurred and is continuing on the Issue Date.

[Signature page follows]

E-1

[NAME OF BORROWER]

By:
Name:
Title:

[SIGNATURE PAGE TO LETTER OF CREDIT REQUEST]

EXHIBIT F

TO CREDIT AGREEMENT

[FORM OF]

SUBSIDIARY GUARANTEE

SUBSIDIARY GUARANTEE dated as of [—], among [                    ] and [                    ] (each, a “Borrowing Subsidiary”) and Citibank, N.A., as administrative agent (the “Administrative Agent”) for the Lenders and Issuers (as defined in the Credit Agreement referred to below).

A. Reference is made to the Five-Year Revolving Credit Agreement dated as of July 25, 2014 (as amended from time to time, the “Credit Agreement”), among Alcoa, the Lenders and Issuers party thereto, Citibank, N.A. (“Citi”), as Administrative Agent for the Lenders and Issuers, and JPMorgan Chase Bank, N.A., as Syndication Agent.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

C. Each Borrowing Subsidiary will obtain benefits from the incurrence of Loans by the Borrowers pursuant to the Credit Agreement, and accordingly, desires to execute this Subsidiary Guarantee in order to (i) satisfy the requirements described in Section 10.04(f) of the Credit Agreement and (ii) induce the Lenders to continue to make Loans to the Borrowers pursuant to the Credit Agreement.

Accordingly, each Borrowing Subsidiary and the Administrative Agent agree as follows:

Each Borrowing Subsidiary unconditionally and irrevocably guarantees, as a principal obligor and not merely as a surety, the due and punctual payment and performance of all Obligations of Alcoa (the “Guaranteed Obligations”). Each Borrowing Subsidiary further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound upon the provisions of this Subsidiary Guarantee notwithstanding any extension or renewal of any Guaranteed Obligation.

Each Borrowing Subsidiary waives presentation to, demand of payment from and protest to any Borrower of any of the Guaranteed Obligations, and also waives notice of acceptance of the guarantee set forth herein and notice of protest for nonpayment. No obligations of any Borrowing Subsidiary hereunder shall be affected by (i) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of the Credit Agreement, this Subsidiary Guarantee or any other guarantee; (ii) any extension or renewal of any provision of the Credit Agreement, this Subsidiary Guarantee or any other guarantee; or (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of the Credit Agreement, this Subsidiary Guarantee or any other guarantee or any other agreement.

Each Borrowing Subsidiary further agrees that the guarantee set forth herein constitutes a guarantee of payment when due and not of collection and waives any right to require that any resort be had by the Administrative Agent or any Lender to the balance of any deposit account or credit on the books of the Administrative Agent or the relevant Lender, as applicable, in favor of any Borrower or any other person.

F-1

The obligations of each Borrowing Subsidiary hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim or waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Borrowing Subsidiary hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy under the Credit Agreement, this Subsidiary Guarantee, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations or by any other act or omission which may or might in any manner or to any extent vary the risk of such Borrowing Subsidiary or would otherwise operate as a discharge of such Borrowing Subsidiary as a matter of law or equity (other than the defense of payment in satisfaction of such Obligation).

Each Borrowing Subsidiary further agrees that this guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment by any Borrower to the Administrative Agent or any Lender, or any part thereof, of principal of or interest on such Guaranteed Obligation is rescinded or must otherwise be restored by the Administrative Agent or any Lender or any holder of any Guaranteed Obligation upon the bankruptcy or reorganization of Alcoa or otherwise.

In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against any Borrowing Subsidiary by virtue hereof, upon the failure of Alcoa to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Borrowing Subsidiary hereby promises to and will, upon receipt of written demand by the Administrative Agent, promptly pay, or cause to be paid, to such Agent in cash the amount of such unpaid Guaranteed Obligation, and thereupon such Agent shall assign, in any reasonable manner, the amount of the Guaranteed Obligation paid by such Borrowing Subsidiary pursuant to this Subsidiary Guarantee, such assignment to be pro tanto to the extent to which the Guaranteed Obligation in question was discharged by such Borrowing Subsidiary, or make such other disposition thereof as such Borrowing Subsidiary shall direct (all without recourse to the Administrative Agent or any Lender and without any representation or warranty by the Administrative Agent or Lender).

Upon payment by any Borrowing Subsidiary of any sums to the Administrative Agent as provided above, all rights of such Borrowing Subsidiary against Alcoa arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full of all the Guaranteed Obligations.

Each Borrowing Subsidiary hereby makes and agrees to be bound by all the representations, warranties and agreements set forth in Articles III, V and VI of the Credit Agreement.

This Subsidiary Guarantee shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Subsidiary Guarantee may be executed in multiple counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

THIS SUBSIDIARY GUARANTEE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Anything contained in this Subsidiary Guarantee to the contrary notwithstanding, the obligations of each Borrowing Subsidiary hereunder shall be limited to a maximum aggregate amount equal to the greatest amount that would not render such Borrowing Subsidiary’s obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any provisions of applicable state, federal or provincial law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Borrowing Subsidiary, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws and after giving effect to the value of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such Borrowing Subsidiary.

In case any one or more of the provisions contained in this Subsidiary Guarantee should be held invalid, illegal or unenforceable in any respect, none of the parties hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Credit Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

All communications and notices hereunder shall be in writing and given as provided in Section 10.01 of the Credit Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Subsidiary Guarantee to be executed by their respective officers thereunto duly authorized.

[ ], as Borrowing Subsidiary

By:
Name:
Title:

ACCEPTED AND AGREED as of the date first written above:

CITIBANK, N.A., as Administrative Agent

By:
Name:
Title:

[Signature Page to Subsidiary Guarantee]

SCHEDULE 2.01(a)

TO CREDIT AGREEMENT

LENDERS AND COMMITMENTS

Lender	Commitment
Citibank, N.A.	$247,500,000.00
JPMorgan Chase Bank, N.A.	$247,500,000.00
BNP Paribas	$230,000,000.00
Credit Suisse AG	$230,000,000.00
Goldman Sachs Bank USA	$230,000,000.00
Morgan Stanley Bank, N.A.	$230,000,000.00
Royal Bank of Canada	$230,000,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$230,000,000.00
The Royal Bank of Scotland plc	$230,000,000.00
Australia and New Zealand Banking Group Limited	$125,000,000.00
Banco Bilbao Vizcaya Argentaria, S.A. New York Branch	$125,000,000.00
Bank of America, N.A.	$125,000,000.00
Deutsche Bank AG New York Branch	$125,000,000.00
Intesa Sanpaolo S.p.A.	$125,000,000.00
Mizuho Bank, Ltd.	$125,000,000.00
Sumitomo Mitsui Banking Corporation	$125,000,000.00
The Bank of New York Mellon	$125,000,000.00
U.S. Bank National Association	$125,000,000.00
Westpac Banking Corporation	$125,000,000.00
Banco Bradesco S.A., New York Branch	$90,000,000.00
Crédit Agricole Corporate & Investment Bank	$90,000,000.00
Industrial and Commercial Bank of China Limited, New York Branch	$90,000,000.00
Banco do Brasil, S.A.	$50,000,000.00
Bank of China, New York Branch	$50,000,000.00
China Merchants Bank Co, Ltd. New York Branch	$50,000,000.00
PNC Bank, National Association	$50,000,000.00
Societe Generale	$50,000,000.00
Standard Chartered Bank	$50,000,000.00
TD Bank, N.A.	$50,000,000.00
Riyad Bank, Houston Agency	$25,000,000.00
Total	$4,000,000,000.00

SCHEDULE 2.01(b)

TO CREDIT AGREEMENT

ISSUERS AND L/C COMMITMENTS

Issuing Bank	Commitment
Citibank, N.A.	$250,000,000.00
JPMorgan Chase Bank, N.A.	$250,000,000.00

SCHEDULE 3.08

TO CREDIT AGREEMENT

LITIGATION

None.

SCHEDULE 6.01

TO CREDIT AGREEMENT

EXISTING LIENS

See attached.

ENTITY	REGION	DEBT AMOUNT (USD)	DESCRIPTION OF COLLATERAL	SECURED PARTY
Alcoa of Australia Limited	Australia	50,653,622.00	There is a registered first fixed and floating charge in priority to all other encumbrances over Alcoa of Australia Limited’s present and future interests in relation to a petroleum exploration and production Joint Venture between Alcoa of Australia Limited and Latent Petroleum Pty Ltd (being the charged property). The charge secures both present and prospective amounts (to a maximum prospective liability of $AUD 500 million) owing to the Participants and Operator under the terms of the Joint Operating Agreement. The current indebtedness is 50.653m USD.	Latent Petroleum Pty Ltd

Alcoa of Australia Limited, Eastern Aluminium (Portland) Pty Ltd and Alcoa Portland Aluminium Pty Ltd	Australia	142,228,073.00	Deed of Cross Charge for the Portland JV. There is a first floating charge in priority to all other encumbrances created by any participant to the Portland Joint Venture. The property charged by Alcoa of Australia Limited and Eastern Aluminium (Portland) Pty Ltd consists of its participating interest in the joint venture and its project products. This creates a situation where assets are pledged as collateral for debt.	CITIC Nominees Pty Limited (CITIC) (22.5%), Marubeni Aluminium Australia Pty Ltd (Marubeni) (22.5%), Alcoa of Australia Limited (AoA) (45%), Eastern Aluminium (Portland) Pty Ltd (Eastern Aluminium)

L0059 ACOA - PITTSBURGH - CORP HQ	North America	14,000,000.00	Tax exempt fixed instrument w/ Bank of NY; the A-398 Fume Control Reactor System is pledged as collateral on the 1995 Chelan County Development Corporation - 5.85% Pollution Control Refunding Revenue Bonds. This commitment represents a lien on the equipment. This agreement dates back to 1995, the principal amount of the debt is $14 million, and it matures in 2031.	Bank of New York; Chelan County Development Corporation

L0191 ANL - CORPORATE	Europe	16.34	Leasehold property improvement, upgrading a rented office in Waalwijk (NL) from an empty floor to an environment with open space, but also meeting rooms etc.	5 year rental office lease, starting Dec. 1, 2009 and renewed for another 5 years starting Dec 1, 2014 between Alcoa Nederland B.V. and SPE III Snyders B.V., with CB Richard Ellis B.V. (CBRE) as intermediary service provider

L0282 NORSK ALCOA	Europe	3,850,319.96	Leased building from third party and sub-leased again to third party. When Alcoa divested its automotive casting business in Norway such lease could not be sold and Alcoa is now sub-leasing it to the acquiring company of the divested assets.	Leased from Siva Norway and sub-leased to Farsund Aluminum Casting AS, Norway (which is the ultimate legal entity acquiring the divested business from Alcoa)

L0558 HOWMET CIRAL SNC	Europe	0.40	Building (tool shop)	District of pays d’Evron (public organization)

L0600 HOWMET JAPAN LTD	Asia	2,848.91	Leased manufacturing equipment	Capital Leases with JA Mitsui Leasing

L0600 HOWMET JAPAN LTD	Asia	3,317.01	Leased manufacturing equipment	Capital Leases with JA Mitsui Leasing

L1968 AFS MOROCCO	Europe	5,222.52	Machinery & Equipment + Kangoo (car)- Capital Lease with Magrehbail & Sogelease	Capital Lease with leasor Magrehbail & Sogelease

L1968 AFS MOROCCO	Europe	4,027.22	Sogelease ending January 2012 [Bridgport Center x 2 (machines), Dacia (car), Passat x 2 (cars)]	SOGELEASE, MAGHREBAIL LEASE

L2766 AWA BRAZIL LTDA	South America	15,219,936.31	Mortgage is related to Juruti Project.	Capital Lease with Petrobras Distribuidora SA

L3104 AOFA - HUNTLY MINESITE	Australia	3,749,531.84	Hire Purchase mining equipment (Asset)	KOMATSU AUSTRALIA CORPORATE FINANCE PTY LTD (ABN 84 067 959 666)

L3104 AOFA - HUNTLY MINESITE	Australia	3,136,292.13	Hire Purchase mining equipment (Asset)	KOMATSU AUSTRALIA CORPORATE FINANCE PTY LTD (ABN 84 067 959 666)

L3105 AOFA - WILLOWDALE MINESITE	Australia	4,309,886.73	Hire Purchase mining equipment (Asset)	KOMATSU AUSTRALIA CORPORATE FINANCE PTY LTD (ABN 84 067 959 666)

L3105 AOFA - WILLOWDALE MINESITE	Australia	2,179,636.23	Hire Purchase mining equipment (Asset)	KOMATSU AUSTRALIA CORPORATE FINANCE PTY LTD (ABN 84 067 959 666)

L3108 AOFA - PORTLAND SMELTER - AOFA JV	Australia	440,320.32	Self securing trailers	STRANG INTERNATIONAL PTY LIMITED (ACN 004 243 887) of 185 to 189 O’Riordan Street Mascot, Sydney

L3107 AOFA - PT HENRY	Australia	169,568.63	Finance lease of Anglesea Haul Trucks	ANZ Banking Group Limited

L3107 AOFA - PT HENRY	Australia	803,332.54	Finance lease of Anglesea Haul Trucks	ANZ Banking Group Limited

L3108 AOFA - PORTLAND SMELTER - AOFA JV	Australia	383,557.92	Self securing trailers	STRANG INTERNATIONAL PTY LIMITED (ACN 004 243 887) of 185 to 189 O’Riordan Street Mascot, Sydney

L3118 FIRST NATIONAL RESOURCE TRUST	Australia	85,235.33	Self securing trailers (Asset)	STRANG INTERNATIONAL PTY LIMITED (ACN 004 243 887) of 185 to 189 O’Riordan Street Mascot, Sydney

L3118 FIRST NATIONAL RESOURCE TRUST	Australia	97,849.11	Self securing trailers (Asset)	STRANG INTERNATIONAL PTY LIMITED (ACN 004 243 887) of 185 to 189 O’Riordan Street Mascot, Sydney

Rockdale (Alcoa Inc)	North America	546,801.00	As of 2010, Rockdale had 1,198 acres of mined out land that qualified for the federal Abandoned Mine Land (AML) program. This program is part of the Surface Mining Reclamation Act of 1977. Reclaiming the land with federal money has produced a net increase in the market value of the land. Consequently, as part of the Texas Abandoned Mine Lands program, the Railroad Commission of Texas (RCT) has placed a lien on this property for $411,801. This lien is a fixed amount and is payable only upon sale of the subject property. The lien does not alter Alcoa’s right to lease or make other use of this land prior to its sale. In the past 24 months, RCT has applied AML funding to reclaim an additional 240 AML acres. As a result of a 2011 AML project on 90 acres of Alcoa Sandow Mine land, in September of 2013 RCT assessed an additional lien amount of $135,000. This brings the total lien amount to $546,801 on a total of 1,288 acres of Rockdale Energy Sandow Mine property. Prior to closing of a sale, Alcoa will need to clear the lien amount with the RCT.	Railroad Commission of Texas

Three Rivers Insurance Co (Alcoa Inc)	North America	25,945,681.25	Three Rivers currently pledges a portion of its investment security assets held at TD Wealth Management as collateral for bank letters of credit issued by TD Bank. Calculated by taking the total amount of LOCs outstanding divided by 80%.	TD Bank

	TOTAL:	267,815,076.70

AS OF [JUNE 30, 2014]

ALL FIGURES IN US DOLLAR